Exhibit 10.26

OFFICE/LABORATORY LEASE

BETWEEN

EMERY STATION OFFICE II, LLC (LANDLORD)

AND

LIGAND PHARMACEUTICALS INCORPORATED (TENANT)

5980 Horton Street
Emeryville, California

Page

Article 1 BASIC LEASE PROVISIONS		1
1.1	BASIC LEASE PROVISIONS	1
1.2	ENUMERATION OF EXHIBITS AND RIDER(S)	5
1.3	DEFINITIONS	5
Article 2 PREMISES, TERM, FAILURE TO GIVE POSSESSION, AND PARKING		11
2.1	LEASE OF PREMISES	11
2.2	TERM	11
2.3	FAILURE TO DELIVER POSSESSION	14
2.4	CONDITION OF PREMISES	14
2.5	PARKING	15
2.6	TERMINATION OF EXISTING 4TH FLOOR LEASE TO CRYSTAL BIOSCIENCE	15
Article 3 RENT		16
Article 4 RENT ADJUSTMENTS AND PAYMENTS		16
4.1	RENT ADJUSTMENTS	16
4.2	STATEMENT OF LANDLORD	17
4.3	BOOKS AND RECORDS	18
4.4	TENANT OR LEASE SPECIFIC TAXES	19
Article 5 SECURITY		19
Article 6 SERVICES		20
6.1	LANDLORD’S GENERAL SERVICES	20
6.2	UTILITIES AND JANITORIAL SERVICES	22
6.3	ADDITIONAL AND AFTER HOUR SERVICES	22
6.4	TELEPHONE SERVICES	23
6.5	DELAYS IN FURNISHING SERVICES	23
6.6	CHOICE OF SERVICE PROVIDER	24
6.7	SIGNAGE	24
Article 7 USE OF PREMISES; LANDLORD’S ACCESS RIGHTS		25
7.1	USE OF PREMISES	25
7.2	LANDLORD ACCESS TO PREMISES; APPROVALS	34
7.3	QUIET ENJOYMENT	35
7.4	TRANSPORTATION DEMAND MANAGEMENT PROGRAM	35

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(continued)

Page

Article 8 MAINTENANCE		36
8.1	LANDLORD’S MAINTENANCE	36
8.2	TENANT’S MAINTENANCE	37
8.3	SUDDEN WATER INTRUSION	37
Article 9 ALTERATIONS AND IMPROVEMENTS		38
9.1	TENANT ALTERATIONS	38
9.2	LIENS	39
Article 10 ASSIGNMENT AND SUBLETTING		40
10.1	ASSIGNMENT AND SUBLETTING	40
10.2	RECAPTURE	42
10.3	EXCESS RENT	42
10.4	TENANT LIABILITY	43
10.5	ASSUMPTION AND ATTORNMENT	43
10.6	PROCESSING EXPENSES	44
10.7	EFFECT OF IMPERMISSIBLE TRANSFER	44
Article 11 DEFAULT AND REMEDIES		44
11.1	DEFAULT	44
11.2	LANDLORD’S REMEDIES	45
11.3	ATTORNEY’S FEES	48
11.4	BANKRUPTCY	48
11.5	LANDLORD’S DEFAULT	49
Article 12 SURRENDER OF PREMISES		49
12.1	IN GENERAL	49
12.2	LANDLORD’S RIGHTS	50
Article 13 HOLDING OVER		50
Article 14 DAMAGE BY FIRE OR OTHER CASUALTY		50
14.1	SUBSTANTIAL UNTENANTABILITY	50
14.2	INSUBSTANTIAL UNTENANTABILITY	51
14.3	RENT ABATEMENT	51
14.4	WAIVER OF STATUTORY REMEDIES	52

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(continued)

Page

Article 15 EMINENT DOMAIN		52
15.1	TAKING OF WHOLE OR SUBSTANTIAL PART	52
15.2	TAKING OF PART	52
15.3	COMPENSATION	52
Article 16 INSURANCE		53
16.1	TENANT’S INSURANCE	53
16.2	FORM OF POLICIES	53
16.3	LANDLORD’S INSURANCE	54
16.4	WAIVER OF SUBROGATION	54
16.5	NOTICE OF CASUALTY	55
Article 17 WAIVER OF CLAIMS AND INDEMNITY		55
17.1	WAIVER OF CLAIMS	55
17.2	INDEMNITY	56
17.3	WAIVER OF CONSEQUENTIAL DAMAGES	56
Article 18 RULES AND REGULATIONS		56
18.1	RULES	56
18.2	ENFORCEMENT	56
Article 19 LANDLORD’S RESERVED RIGHTS		57
Article 20 ESTOPPEL CERTIFICATE		57
20.1	IN GENERAL	57
20.2	ENFORCEMENT	58
Article 21 RELOCATION OF TENANT		58
Article 22 REAL ESTATE BROKERS		58
Article 23 MORTGAGEE PROTECTION		58
23.1	SUBORDINATION AND ATTORNMENT	58
23.2	MORTGAGEE PROTECTION	59
Article 24 NOTICES		59
Article 25 FURNITURE, FIXTURES AND EQUIPMENT		61

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(continued)

Page

Article 26 MISCELLANEOUS		61
26.1	LATE CHARGES	61
26.2	NO JURY TRIAL; VENUE; JURISDICTION	62
26.3	NO DISCRIMINATION	62
26.4	FINANCIAL STATEMENTS	62
26.5	OPTION	63
26.6	TENANT AUTHORITY	63
26.7	ENTIRE AGREEMENT	63
26.8	MODIFICATION OF LEASE FOR BENEFIT OF MORTGAGEE	63
26.9	EXCULPATION	63
26.10	ACCORD AND SATISFACTION	64
26.11	LANDLORD’S OBLIGATIONS ON SALE OF BUILDING	64
26.12	BINDING EFFECT	64
26.13	CAPTIONS	64
26.14	TIME; APPLICABLE LAW; CONSTRUCTION	64
26.15	ABANDONMENT	65
26.16	LANDLORD’S RIGHT TO PERFORM TENANT’S DUTIES	65
26.17	SECURITY SYSTEM	65
26.18	NO LIGHT, AIR OR VIEW EASEMENTS	65
26.19	RECORDATION	65
26.20	SURVIVAL	65
26.21	OFAC	66
26.22	INSPECTION BY A CASP IN ACCORDANCE WITH CIVIL CODE SECTION 1938	66
26.23	COUNTERPARTS	67
26.24	EXHIBITS AND RIDERS	67

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OFFICE/LABORATORY LEASE

Article 1
BASIC LEASE PROVISIONS

1.1           BASIC LEASE PROVISIONS

In the event of any conflict between these Basic Lease Provisions and any other Lease provision, such other Lease provision shall control.

(1)            BUILDING AND ADDRESS:

5980 Horton Street

Emeryville, California 94608

(2)            LANDLORD AND ADDRESS:

Emery Station Office II, LLC

1120 Nye Street, Suite 400

San Rafael, California 94901

Notices to Landlord shall be addressed:

Emery Station Office II, LLC

c/o Wareham Property Group

1120 Nye Street, Suite 400

San Rafael, California 94901

With a copy to:

Stewart Ward & Josephson LLP

1601 Response Road, Suite 360

Sacramento, California 95815

Attention: Winnifred C. Ward, Esq.

And to:

Shartsis Friese LLP

One Maritime Plaza, 18th Floor

San Francisco, California 94901

Attention: Senior Real Estate Partner

(3)           TENANT AND NOTICE ADDRESS:

(a)           Name and Entity:

Ligand Pharmaceuticals Incorporated, a Delaware corporation

(b)           Federal Tax Identification Number:

77-0160744

Tenant shall promptly notify Landlord of any change in the foregoing items.

(c)            Notices to Tenant shall be addressed:

Prior to the Phase I Rent Commencement Date:

3911 Sorrento Valley Blvd. #110

San Diego, CA 92121

Attention: General Counsel

On and after the Phase I Rent Commencement Date:

At the Premises

Attention: VP of Operations & General Counsel

(4)            DATE OF LEASE: as of June 8, 2021

(5)            INITIAL TERM:     Commencing on the Phase I Commencement Date, and ending on the last day of the one hundred twentieth (120th) full calendar month following the Phase II Commencement Date

(6)            PROJECTED COMMENCEMENT DATES:

(a)           Phase I Premises:           July 1, 2021

(b)           Phase II Premises:        The date that the Existing Tenant vacates the Phase II Premises and possession thereof is delivered to Tenant, which date is estimated to be April 1, 2022

(7)            RENT COMMENCEMENT DATES:

(a)           Phase I Premises:            Sixty (60) days after the Phase I Commencement Date.

(b)           Phase II Premises:          Sixty (60) days after the Phase II Commencement Date.

(8)            EXPIRATION DATE: The last day of the 120th full calendar month following the Phase II Rent Commencement Date

(9)            MONTHLY BASE RENT:

MONTHS OF TERM FOLLOWING PHASE I RENT COMMENCEMENT DATE*	MONTHLY RATE PER RENTABLE SQUARE FOOT OF PREMISES
Months 01 – 12**	$6.00
Months 13 – 24**	$6.21
Month 25 – 36***	$6.43
Month 37 – 48***	$6.66
Month 49 – 60	$6.89
Month 61 – 72	$7.13
Month 73 – 84	$7.38
Month 85 – 96	$7.64
Month 97 – 108	$7.91
Month 108 – 120	$8.19
Month 121 – Month 120 following the Phase II Rent Commencement Date****	$8.48

*Based upon Phase I Rent Commencement Date, although the Term is calculated from the Phase II Rent Commencement Date; see last row of above table.

**The Monthly Base Rent for the Phase II Premises shall commence as of the Phase II Rent Commencement Date, which shall occur during either Months 01 – 12 after the Phase I Rent Commencement Date, or during Months 13 – 24 after the Phase I Rent Commencement Date, and as of such occurrence, Tenant shall pay Monthly Base Rent for the Phase II Premises, in addition to the Monthly Base Rent payable for the Phase I Premises, at the applicable Monthly Base Rent Rate. “Months 01 – 24” will include any partial calendar month: (a) following the Phase I Rent Commencement Date, if the Phase I Rent Commencement Date is other than the first (1st) day of a calendar month, and/or (b) following the Phase II Rent Commencement Date, if the Phase II Rent Commencement Date is other than the first (1st) day of a calendar month, and in the event such period includes any such partial calendar months, Tenant shall pay the prorated amount of Monthly Base Rent for such partial calendar months pursuant to Article 3 in addition to the Monthly Base Rent for the subsequent full calendar months of the Term.

***The Monthly Base Rent, but not Operating Expenses, for the Phase I Premises and the Phase II Premises shall be abated for Months 26 and 38 of the Term (the “Abated Base Rent”). If a Default, as defined in Section 11.1 of this Lease, shall occur at any time during the Term, then the Abated Base Rent shall upon the written request of Landlord become due and payable in addition to any other remedies that Landlord may possess under this Lease.

****If this period is longer than 12 months, then the Monthly Base Rent Rate shall increase to $8.78 per square foot of Rentable Area of the Premises.

(10)         PREMISES:

(a)           Phase I Premises: The space located in the Building that is highlighted in yellow on Exhibit A attached hereto.

(b)           Phase II Premises: The space located in the Building that is unhighlighted (i.e., in white) on Exhibit A attached hereto.

(11)         RENTABLE AREA OF THE PREMISES: 25,429 square feet, comprised of:

(a)           Phase I Premises: 8,816 square feet

(b)           Phase II Premises: 16,613 square feet

(12)         TENANT’S SHARE:

(a)           Phase I Premises:           5.55%

(b)           Phase II Premises:         10.42%

(13)         SECURITY DEPOSIT:                   $152,574.00

(14)         SUITE NUMBER OF PREMISES:         600

(15)         TENANT’S USE OF PREMISES:          Research and development laboratory use, and related office use

(16)         PARKING:        Up to fifty-one (51) unreserved parking spaces within the Terraces Garage. Upon providing not less than ten (10) days’ prior written notice to Landlord (“Tenant’s Parking Adjustment Notice”), and not more often than once per month, Tenant may adjust the number of parking spaces it leases during the Term (but in any event not to exceed 51 spaces). Any such adjustment shall take effect as of the first (1st) day of the calendar month following Tenant’s Parking Adjustment Notice.

(17)         BROKERS:

Landlord’s Broker:       N/A

Tenant’s Broker:          RE:Align Tenant Strategies

(18)         TENANT IMPROVEMENT ALLOWANCE:            $50.00 per square foot of Rentable Area of the Premises (i.e., $1,271,450.00)

1.2           ENUMERATION OF EXHIBITS AND RIDER(S)

The Exhibits and Rider set forth below and attached to this Lease are incorporated in this Lease by this reference:

EXHIBIT A            Outline of Premises

EXHIBIT B            Workletter Agreement

EXHIBIT C-1         Laboratory Rules and Regulations

EXHIBIT C-2         Rules and Regulations

EXHIBIT D            Crystal Bio Lease Extension Amendment

EXHIBIT E             FF&E

RIDER 1                  Commencement Date Agreement

1.3            DEFINITIONS

For purposes hereof, in addition to terms defined elsewhere in this Lease, the following terms shall have the following meanings:

AFFILIATE: Any corporation or other business entity that is currently owned or controlled by, owns or controls, or is under common ownership or control with Tenant or Landlord, as the case may be.

BANKRUPTCY CODE: As defined in Section 11.3.

BUILDING: The building located at the address specified in Section 1.1. The Building may include office, medical, laboratory, retail and other uses.

CABLE: As defined in Section 8.2.

CITY: The City of Emeryville, California.

COMMON AREAS: All areas of the Project made available by Landlord from time to time for the general common use or benefit of the tenants of the Building, and their employees and invitees, or the public, as such areas currently exist and as they may be changed from time to time.

DEFAULT: As defined in Section 11.1.

DEFAULT RATE: Two (2) percentage points above the rate then most recently announced by Bank of America N.A. at its San Francisco main office as its base lending reference rate, from time to time announced, but in no event higher than the maximum rate permitted by Law.

EXISTING TENANT: As defined in Section 2.3.

EXPIRATION DATE: The date specified in Section 1.1.

FORCE MAJEURE: Any accident, casualty, act of God, war or civil commotion, strike or labor troubles, or any cause whatsoever beyond the reasonable control of Landlord, including water shortages, energy shortages or governmental preemption in connection with an act of God, a national emergency, or by reason of Law, or by reason of the conditions of supply and demand which have been or are affected by act of God, war or other emergency.

Green Building Standards: One or more of the following: the U.S. EPA’s Energy Star® Portfolio Manager, the Green Building Initiative’s Green Globes™ building rating system, the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED®) building rating system, the ASHRAE Building Energy Quotient (BEQ), the Global Real Estate Sustainability Benchmark (GRESB), or other standard for high performance buildings adopted by Landlord with respect to the Building or the Project, as the same may be revised from time to time.

HAZARDOUS MATERIALS: As defined in Section 7.1(f).

HAZARDOUS MATERIALS LAWS: As defined in Section 7.1(f).

INDEMNITEES: Collectively, Landlord, any Mortgagee or ground lessor of the Property, the property manager and the leasing manager for the Property, and their respective partners, members, directors, officers, agents and employees.

LAND: The parcel(s) of real estate on which the Building and Project are located.

LANDLORD WORK: The construction or installation of improvements to the Premises to be furnished by Landlord, if any, as specifically described in the Workletter or exhibits attached hereto.

LAWS OR LAW: All laws, ordinances, rules, regulations, other requirements, orders, rulings or decisions adopted or made by any governmental body, agency, department or judicial authority having jurisdiction over the Property, the Premises or Tenant’s activities at the Premises and any covenants, conditions or restrictions of record which affect the Property.

LEASE: This instrument and all exhibits and riders attached hereto, as may be amended from time to time.

LEASEHOLD IMPROVEMENTS: As defined in Section 12.1.

MONTHLY BASE RENT: The monthly base rent specified in Section 1.1.

MORTGAGEE: Any holder of a mortgage, deed of trust or other security instrument encumbering the Property.

NAMED TENANT: As defined in Section 2.2(d).

NATIONAL HOLIDAYS: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day and other holidays recognized by Landlord and the janitorial and other unions servicing the Building in accordance with their contracts.

OPERATING EXPENSES: All costs, expenses and disbursements which Landlord shall pay or become obligated to pay directly in connection with the ownership, management, operation, maintenance, replacement and repair of the Building and the Property, including, without limitation, property management fees; costs and expenses of any capital expenditure or improvement that is Landlord’s responsibility under this Lease, and if Landlord elects to amortize such costs and expenses over a period that Landlord may determine, such costs and expenses shall be together with interest thereon at a rate reasonably determined by Landlord; an equitable allocation of management office expenses (including, without limitation, office rent, supplies, equipment, salaries, wages, bonuses and other compensation relating to employees of Landlord or its agents engaged in the management, operation, repair, or maintenance of the Building); and, if applicable, the cost of operating a fitness center and/or any conference centers that are available for use by Tenant, as reasonably determined by Landlord. Operating Expenses shall not include: (i) costs of alterations of the premises of tenants of the Project; (ii) costs of goods or services to the extent billed directly to other tenants of the Project, including the cost incurred by Landlord in performing work to or for a tenant of space in the Project (including Tenant) at such tenant’s cost and expense; (iii) depreciation charges; (iv) interest and principal payments on loans except for loans for, or imputed interest on, capital expenditures or improvements which Landlord may elect to amortize as specified above); (v) ground rental payments; (vi) real estate brokerage and leasing commissions; (vii) advertising and marketing expenses; (viii) costs to the extent Landlord has been reimbursed for the same by insurance proceeds, condemnation awards, third party warranties or other third parties (other than tenants’ reimbursement of Operating Expenses); (ix) expenses incurred in negotiating leases of tenants in the Project or enforcing lease obligations of tenants in the Project; (x) Landlord’s general corporate overhead; and (xi) costs directly incurred in connection with a sale, financing, refinancing or transfer of all or any portion of the Project (except as provided for in the definition of Taxes, below). If any Operating Expense, though paid in one year, relates to more than one calendar year, at the option of Landlord such expense may be proportionately allocated among such related calendar years. Operating Expenses for the Property that are not, in Landlord’s reasonable discretion, allocable solely to either the office, laboratory or retail portion of the Building shall be equitably allocated by Landlord between/amongst such uses. The above enumeration of services and facilities shall not be deemed to impose an obligation on Landlord to make available or provide such services or facilities except to the extent if any that Landlord has specifically agreed elsewhere in this Lease to make the same available or provide the same.

PHASE I COMMENCEMENT DATE: The date determined pursuant to Article 2, which date is anticipated to be the Projected Phase I Commencement Date specified in Section 1.1.

PHASE II COMMENCEMENT DATE: The date determined pursuant to Article 2, which date is anticipated to be the Projected Phase II Commencement Date specified in Section 1.1.

PHASE I PREMISES: The space defined in Section 1.1.

PHASE II PREMISES: The space defined in Section 1.1.

PHASE I RENT COMMENCEMENT DATE: The date determined pursuant to Section 1.1.

PHASE II RENT COMMENCEMENT DATE: The date determined pursuant to Section 1.1.

PHASE I TENANT WORK: As defined in the Work Letter.

PHASE II TENANT WORK: As defined in the Work Letter.

PREMISES: Collectively, the Phase I Premises and the Phase II Premises, at the Suite Number listed in Section 1.1.

PROJECT or PROPERTY: The Project consists of the office and laboratory/research building with ground floor office and/or retail spaces located at the street address specified in Section 1.1, and associated surface and garage parking as designated by Landlord from time to time, landscaping and improvements, together with the Land, any associated interests in real property, and the personal property, fixtures, machinery, equipment, systems and apparatus located in or used in conjunction with any of the foregoing. The Project may also be referred to as the Property.

Project’s Sustainability Practices: The operations and maintenance practices for the Building, whether incorporated into the Building’s Rules and Regulations, construction rules and regulations or separate written sustainability policies of Landlord with respect to the Building or the Project, as the same may be revised from time to time so long as such revisions do not materially and negatively impact Tenant’s use of the Premises, addressing, among other things: energy efficiency; energy measurement and reporting; water usage; recycling, composting, and waste management; indoor air quality; and chemical use.

PROJECTED PHASE I COMMENCEMENT DATE: The date specified in Section 1.1.

PROJECTED PHASE II COMMENCEMENT DATE: The date specified in Section 1.1.

REAL PROPERTY: The Property excluding any personal property.

RENT: Collectively, Monthly Base Rent, Rent Adjustments and Rent Adjustment Deposits, and all other charges, payments, late fees or other amounts required to be paid by Tenant under this Lease.

RENT ADJUSTMENT: Any amounts owed by Tenant for payment of Operating Expenses and/or Taxes. The Rent Adjustments shall be determined and paid as provided in Article 4.

RENT ADJUSTMENT DEPOSIT: An amount equal to Landlord’s estimate of the Rent Adjustment attributable to each month of the applicable calendar year (or partial calendar year) during the Term, as provided in Article 4.

RENTABLE AREA OF THE PREMISES: The amount of square footage set forth in Section 1.1.

SECURITY DEPOSIT: The funds specified in Section 1.1, if any, deposited by Tenant with Landlord as security for Tenant’s performance of its obligations under this Lease.

STANDARD OPERATING HOURS: Monday through Friday from 8:00 A.M. to 6:00 P.M., and Saturday from 9:00 A.M. to 1:00 P.M., excluding National Holidays.

SUBSTANTIALLY COMPLETE or SUBSTANTIAL COMPLETION: The completion of the Landlord Work, the Tenant Work, the Phase I Tenant Work or the Phase II Tenant Work, as the case may be, as evidenced by receipt of a certificate of occupancy or similar certification from local, city and/or state administrative bodies, except for minor insubstantial details of construction, decoration or mechanical adjustments which remain to be done. Substantial Completion shall be deemed to have occurred notwithstanding a requirement to complete “punch-list” or similar minor corrective work. If Landlord shall be delayed in Substantial Completion due to a Tenant Delay, the date of Substantial Completion for purposes of determining the Rent Commencement Date shall be the date when Substantial Completion would have occurred if there had been no Tenant Delay. Tenant acknowledges that the length of any Tenant Delay is to be measured by the duration of the delay in Substantial Completion caused by the event or conduct constituting Tenant Delay, which may exceed the duration of such event or conduct due to the necessity of rescheduling work or other causes.

TAXES: All federal, state and local governmental taxes, assessments, license fees and charges, whether general, special, ordinary or extraordinary, which Landlord shall pay or become obligated to pay directly in connection with the ownership, leasing, management, control, sale, transfer, or operation of the Property or any of its components (including any personal property used in connection therewith) or Landlord’s business of owning and operating the Property, which may also include any rental, revenue, general gross receipts or similar taxes levied in lieu of or in addition to general real and/or personal property taxes. For purposes hereof, Taxes for any year shall be Taxes which are assessed for any period of such year, whether or not such Taxes are billed and payable in a subsequent calendar year. There shall be included in Taxes for any year the amount of all fees, costs and expenses (including reasonable attorneys’ fees) paid by Landlord during such year in seeking or obtaining any refund or reduction of Taxes. Taxes for any year shall be reduced by the net amount of any tax refund received by Landlord attributable to such year. If a special assessment payable in installments is levied against any part of the Property, Taxes for any year shall include only the installment of such assessment and any interest payable or paid during such year. Taxes shall be determined without reference to any abatement or exemption from or credit against Taxes applicable to all or part of the Property. Taxes shall not include any federal or state inheritance, general income, gift or estate taxes, except that if a change occurs in the method of taxation resulting in whole or in part in the substitution of any such taxes, or any other assessment, for any Taxes as above defined, such substituted taxes or assessments shall be included in the Taxes. Tenant and Landlord acknowledge that Proposition 13 was adopted by the voters of the State of California in the June, 1978 election and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such purposes as fire protection, street, sidewalk, road, utility construction and maintenance, refuse removal and for other governmental services which may formerly have been provided without charge to property owners or occupants. It is the intention of the parties that all new and increased assessments, taxes, fees, levies and charges due to any cause whatsoever are to be included within the definition of Taxes for purposes of this Lease.

TENANT ADDITIONS: Collectively, Landlord Work, Tenant Work and Tenant Alterations.

TENANT ALTERATIONS: Any alterations, improvements, additions, installations or construction in or to the Premises or any Building systems serving the Premises (excluding Landlord Work or Tenant Work); and any supplementary air-conditioning systems installed by Landlord or by Tenant at Landlord’s request pursuant to Section 6.1(b).

TENANT DELAY: Any event or occurrence that materially delays the completion of the Landlord Work, if any, which is caused by or is described as follows:

(i)            special work, changes, alterations, additions, or any Change Orders (defined in the Workletter) requested or made by Tenant in the design or finish in any part of the Premises after approval of the plans and specifications (as described in the Workletter);

(ii)           Tenant’s delay in submitting plans, supplying information, approving plans, specifications or estimates, giving authorizations or otherwise;

(iii)          failure to pay for those portions of Tenant Work that Tenant is obligated to pay for pursuant to the Workletter;

(iv)          the performance or completion by Tenant or any person engaged by Tenant of any work in or about the Premises;

(v)           failure to perform or comply with any obligation or condition binding upon Tenant pursuant to the Workletter, including the failure to approve and pay for such Landlord Work or other items if and to the extent the Workletter provides they are to be approved or paid by Tenant; or

(vi)          Any other act or omission of Tenant which delays Substantial Completion.

TENANT PARTY OR TENANT PARTIES: As defined in Section 7.1(f)(1)(x).

TENANT WORK: All work installed or furnished to the Premises by Tenant, if any, pursuant to the Workletter.

TENANT’S SHARE: The percentage that represents the ratio of the Rentable Area of the Premises to the Rentable Area of the Building, as set forth in Section 1.1. Tenant’s Share shall mean only the percentage that represents the ratio of the Rentable Area of the Phase I Premises to the Rentable Area of the Building as of the Phase I Rent Commencement Date, and shall mean the percentage that represents the ratio of the Rentable Area of the entire Premises to the Rentable Area of the Building as of the Phase II Rent Commencement Date

TERM: The initial term of this Lease commencing on the Commencement Date and expiring on the Expiration Date, and extension of the initial term, if any.

TERMINATION DATE: The Expiration Date or such earlier date as this Lease terminates or Tenant’s right to possession of the Premises terminates.

WORKLETTER: The Agreement regarding the manner of completion of Landlord Work and Tenant Work set forth on Exhibit B attached hereto.

Article 2
PREMISES, TERM, FAILURE TO GIVE POSSESSION, AND PARKING

2.1           LEASE OF PREMISES

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises for the Term and upon the terms, covenants and conditions provided in this Lease. The parties acknowledge and agree that the Rentable Area set forth in this Lease has been conclusively determined and is deemed final for the purposes of this Lease.

2.2           TERM

(a)           The “Phase I Commencement Date” shall be (i) the date on which Landlord has substantially completed the Landlord Work (if any) and tendered possession of the Phase I Premises to Tenant; or (ii) any earlier date upon which Tenant, with Landlord’s written permission, takes possession of any portion of the Phase I Premises to commence construction of the Tenant Work.

(b)           The “Phase II Commencement Date” shall be (i) the date on which Landlord has substantially completed the Landlord Work (if any) and tendered possession of the Phase II Premises to Tenant; or (ii) any earlier date upon which Tenant, with Landlord’s written permission, takes possession of any portion of the Phase II Premises to commence construction of the Tenant Work.

(c)           Within thirty (30) days following the occurrence of the Rent Commencement Date, Landlord and Tenant shall enter into an agreement (the form of which is attached hereto as Rider 1) confirming the Phase I Commencement Date, the Phase II Commencement Date, the Phase I Rent Commencement Date, the Phase II Rent Commencement Date and the Expiration Date. If Tenant fails to enter into such agreement, then the Phase I Commencement Date, the Phase II Commencement Date, the Phase I Rent Commencement Date, the Phase I Rent Commencement Date and the Expiration Date shall be the dates designated by Landlord in such agreement.

(d)           Option to Extend. Provided that at the time of exercise and at all times prior to the commencement of the subject Extended Term, Tenant shall not be in default under this Lease or otherwise failed to have timely performed all of Tenant’s obligations under this Lease, the Term of this Lease shall be subject to two (2) extension options for an additional period of 60 months each (individually, the “Extension Option”, and collectively, the “Extension Options”). The first Extension Option shall commence as of the expiration of the Initial Term and expire on the date that is 60 full calendar months thereafter (the “First Extended Term”), and the second Extension Option shall commence as of the expiration of the First Extended Term and expire on the date that is 60 full calendar months thereafter (the “Second Extended Term”, and individually with the First Extended Term, an “Extended Term”). The Extension Options shall be exercisable as follows:

(1)            The Extension Option shall be upon the same material terms and conditions contained in this Lease, except that (i) the initial Monthly Base Rent for the Premises shall be equal to the Fair Market Rent (as defined in Section 2.2(d)(2) below) for the Premises as of the first month of the subject Extension Option determined in the manner set forth in Section 2.2(d)(3) below and (ii) Tenant shall accept the Premises in an “as is” condition without any obligation of Landlord to repaint, remodel, repair, improve or alter the Premises (subject, however, to the terms of Section 8.1 of this Lease).

(2)            Tenant’s election to exercise an Extension Option must be given to Landlord in writing no less than eight (8) months prior to (i) the expiration of the initial Term (as to the first Extension Option), or (ii) the expiration of the First Extended Term (as to the second Extension Option) (the “Extension Notice”). Within thirty (30) days of Landlord’s receipt of the Extension Notice, Landlord shall send Tenant written notice of Landlord’s determination of the Fair Market Rent for the Premises (the “Fair Market Rent Notice”). For purposes of this Section, the term “Fair Market Rent” shall mean the base rental rate, periodic rental rate adjustment and other charges and increases, if any, for space comparable in size, location and quality to the Premises under a primary lease (and not sublease) to new or renewing tenants, for a comparable term with a tenant improvement allowance, if applicable and taking into consideration such amenities as existing improvements, view, floor on which the Premises are situated and the like, situated in buildings in Emeryville, California. Notwithstanding anything to the contrary contained herein, the subject Extension Option shall automatically terminate and be of no further force or effect, whether or not Tenant has timely exercised such Extension Option, if an uncured Default exists at the time of exercise of such Extension Option or at the time of commencement of the subject Extended Term.

(3)            If Tenant properly exercises an Extension Option, the Monthly Base Rent during the applicable Extended Term shall be determined in the following manner. The Monthly Base Rent as of the commencement of such Extended Term shall be adjusted to an amount equal to the Fair Market Rent for the Premises as specified in the Fair Market Rent Notice, subject to Tenant’s right of arbitration as set forth below. If Tenant believes that the Fair Market Rent specified in the Fair Market Rent Notice exceeds the actual Fair Market Rent for the Premises as of the date of such notice, then Tenant shall so notify Landlord within fifteen (15) days of Tenant’s receipt of the Fair Market Rent Notice. If Tenant fails to so notify Landlord within such 15-day period, Landlord’s determination of the Fair Market Rent shall be final and binding upon the parties. If the parties are unable to agree upon the Fair Market Rent within ten (10) days after Landlord’s receipt of Tenant’s objection to the Fair Market Rent Notice, the amount of Monthly Base Rent as of the commencement of the subject Extended Term shall be determined as follows:

(i)            Within 20 days after the 10-day period has expired and the parties have failed to agree on the Fair Market Rent, Tenant, at its sole expense, shall obtain and delivery in writing to Landlord a determination of the Fair Market Rent for the Premises for a term equal to the subject Extended Term from a broker (“Tenant’s Broker”) licensed in the State of California and engaged in the office and laboratory brokerage business in Emeryville, California or other nearby markets, for at least the immediately preceding five (5) years. If Landlord accepts such determination, the Monthly Base Rent for such Extended Term shall be adjusted to an amount equal to the amount determined by Tenant’s Broker.

(ii)           If Landlord does not accept such determination, within 10 days after receipt of the determination of Tenant’s broker, Landlord shall designate a broker (“Landlord’s Broker”) licensed in the State of California and engaged in the office and laboratory brokerage business in Emeryville, California or other nearby markets, for at least the immediately preceding five (5) years. Landlord’s Broker and Tenant’s Broker shall name a third broker, similarly qualified, within five (5) days after appointment of Landlord’s Broker. Landlord’s Broker and Tenant’s Broker shall each determine the Fair Market Rent for the Premises as of the commencement of the subject Extended Term for a term equal to such Extended Term within 10 days after the appointment of the third broker. The Monthly Base Rent payable by Tenant effective as of the commencement of such Extended Term shall be adjusted to an amount equal to the determination of Fair Market Rent made by either Landlord’s Broker or Tenant’s Broker that the third broker finds to be closer to the Fair Market Rent.

(iii)          Landlord shall pay the costs and fees of Landlord’s Broker in connection with any determination hereunder, and Tenant shall pay the costs and fees of Tenant’s Broker in connection with such determination. The costs and fees of any third broker shall be paid one-half by Landlord and one-half by Tenant.

(4)            If the amount of the Fair Market Rent is not known as of the commencement of the subject Extended Term, then Tenant shall continue to pay the Monthly Base Rent for the Premises in effect at the expiration of such Extended Term until the amount of the Fair Market Rent is determined. When such determination is made, Tenant shall pay any deficiency (if any exists) to Landlord upon demand and Landlord shall credit to Tenant any surplus (if any exists).

(5)            In connection with the extension of the Term pursuant to Tenant’s exercise of an Extension Option, the parties acknowledge and agree that Landlord shall not be responsible for the payment to any real estate broker, salesperson or finder claiming to have represented Tenant of any commission, finder’s fee or other compensation in connection with or as a consequence of Tenant’s exercise of such Extension Option.

(6)            Notwithstanding anything to the contrary contained herein, Tenant’s rights under this Section 2.2(d) are personal to the original Tenant executing this Lease (“Named Tenant”) and shall not be assigned or assignable, in whole or in part, to any third party. Any assignment or other transfer of such rights by Named Tenant shall be void and of no force or effect. Without limiting the generality of the foregoing, no sublessee of the Premises shall be permitted to exercise the rights granted to Tenant under this Section 2.2(d).

2.3           FAILURE TO DELIVER POSSESSION

If (a) the Phase I Premises are not delivered to Tenant by the Projected Phase I Commencement Date for any reason, or (b) the Phase II Premises are not delivered to Tenant by the Projected Phase II Commencement Date for any reason, Landlord shall not be liable for any claims, damages or liabilities by reason thereof, nor affect the validity of this Lease or the obligations of Tenant hereunder. Landlord and Tenant acknowledge and agree that the Phase I Premises are vacant as of the date of this Lease. If the tenant occupying the Phase II Premises (the “Existing Tenant”) does not vacate the Phase II Premises prior to the Projected Phase II Commencement Date (e.g. April 1, 2022), Landlord shall make commercially reasonable efforts to regain legal possession of the Phase II Premises as soon as possible, including pursuing all available remedies at law or in equity to evict such tenant. Landlord represents and warrants to Tenant that (a) pursuant to the express terms of the Existing Tenant’s lease (the “Existing Tenant Lease”), such Existing Tenant Lease is scheduled to expire on June 30, 2022 (the “Existing Tenant Lease Expiration Date”), and (b) the Existing Tenant does not have any rights to remain in or otherwise occupy the Phase II Premises beyond the Existing Tenant Lease Expiration Date. Notwithstanding anything in this Section 2.3 to the contrary, if Landlord fails to deliver the Phase II Premises to Tenant by the Projected Phase II Commencement Date, then Landlord will credit against the first installments of Monthly Base Rent and Rent Adjustments Deposits first becoming due under this Lease an amount equal to one (1) day of Monthly Base Rent and Rent Adjustments Deposits allocable to the Phase II Premises for each day that delivery is delayed beyond the Projected Phase II Commencement Date. The remedy set forth above shall be Tenant’s sole remedy in the event of a delay in delivering possession of the Phase II Premises to Tenant. In no event shall Landlord be liable for special or consequential damages as a result of any such delay.

2.4           CONDITION OF PREMISES

Tenant shall be conclusively deemed to have accepted: (a) the Phase I Premises “AS IS” in the condition existing on the Phase I Commencement Date, and (b) the Phase II Premises “AS IS” in the condition existing on the Phase II Commencement Date, both subject to the terms and conditions of this Lease (including without limitation any repair and maintenance obligations of Landlord, and the systems serving the Premises, the Building and the Project being in good order and repair as of the subject Commencement Date). No agreement of Landlord to alter, remodel, decorate, clean or improve the Premises or the Real Property and no representation regarding the condition of the Premises or the Real Property has been made by or on behalf of Landlord to Tenant, except as may be specifically stated in this Lease or in the Workletter. Landlord will deliver the Phase I Premises and the Phase II Premises with all HVAC systems in good operating condition on the Phase I Commencement Date and the Phase II Commencement Date. Should Tenant determine that there is any noncompliance with the foregoing delivery condition and provide Landlord with a written notice thereof, Landlord shall promptly after receipt of written notice from Tenant setting forth with specificity the nature and extent of such noncompliance, rectify the same at Landlord’s expense; such noncompliance shall not, however, entitle Tenant to an abatement of rent or to terminate this Lease, or otherwise release Tenant from any of Tenant’s obligations under this Lease.

2.5           PARKING

During the Term, Tenant may use up to the number of spaces specified in Section 1.1 for parking at the standard prevailing monthly rates being charged from time to time by Landlord or its parking operator without regard to discounts provided to any other occupants of the Building. Tenant may adjust the number of spaces it uses upon not less than thirty (30) days prior written notice to Landlord. In the event Tenant fails at any time to pay the full amount of such parking charges within 30 days following Landlord’s notice to Tenant of such failure to pay, Tenant’s parking rights shall be reduced to the extent of Tenant’s failure to pay for any such parking. The locations and type of parking (including, without limitation, valet parking, if any) shall be designated by Landlord or Landlord’s parking operator from time to time. Tenant acknowledges and agrees that the parking spaces serving the Project may include tandem or valet parking and a mixture of spaces for compact vehicles as well as full-size passenger automobiles, and that Tenant shall not use parking spaces for vehicles larger than the striped size of the parking spaces. All vehicles utilizing Tenant’s parking spaces shall prominently display identification stickers or other markers, and/or have passes or keycards for ingress and egress, as may be required and provided by Landlord or its parking operator from time to time. Tenant shall comply with any and all parking rules and regulations from time to time established by Landlord or Landlord’s parking operator, including a requirement that Tenant pay to Landlord or Landlord’s parking operator a charge for loss and replacement of passes, keycards, identification stickers or markers, and for any and all loss or other damage caused by persons or vehicles related to use of Tenant’s parking spaces. Tenant shall not allow any vehicles using Tenant’s parking spaces to be parked, loaded or unloaded except in accordance with this Section, including in the areas and in the manner designated by Landlord or its parking operator for such activities. If any vehicle is using the parking or loading areas contrary to any provision of this Section, Landlord or its parking operator shall have the right, in addition to all other rights and remedies of Landlord under this Lease, to remove or tow away the vehicle without prior notice to Tenant, and the cost thereof shall be paid to Landlord within ten (10) days after notice from Landlord.

2.6           TERMINATION OF EXISTING 4TH FLOOR LEASE TO CRYSTAL BIOSCIENCE.

Tenant’s Affiliate, Crystal Bioscience, Inc. (“Crystal Bio”), currently leases space on the 4th Floor of the Building known as Suite 405 (“Suite 405”) pursuant to the terms of that certain Lab Lease dated February 19, 2009 (as amended, the “Crystal Bio Lease”), the term of which lease expires as of August 31, 2021 (the “Original Crystal Bio Lease Expiration Date”). It is the intent of the parties that that the Original Crystal Bio Lease is hereby revised to be the date that is thirty (30) days after Tenant has Substantially Completed the Phase II Tenant Work (the “Revised Crystal Bio Lease Expiration Date”). Crystal Bio shall continue to have use of its parking spaces under the terms and conditions of the Crystal Bio Lease until the Revised Crystal Bio Lease Expiration Date. Tenant shall cause Crystal Bio to: (i) surrender Suite 405 to Landlord in accordance with the terms of the Crystal Bio Lease (including, without limitation, decommissioning and decontaminating Suite 405 using a reputable third-party vendor reasonably acceptable to Landlord) on or before the Revised Crystal Bio Lease Expiration Date, and (ii) enter into amendment to the Crystal Bio Lease extending the Term thereof to the Revised Crystal Bio Lease Expiration Date, in substantially the form attached as Exhibit D hereto.

Article 3
RENT

From and after the Phase I Rent Commencement Date, Tenant shall pay to Landlord at the address specified in Section 1.1, or to such other persons, or at such other places designated by Landlord, without any prior demand therefor in immediately available funds and without any deduction or offset whatsoever, Rent, including Monthly Base Rent and Rent Adjustments in accordance with Article 4, during the Term. Monthly Base Rent shall be paid monthly in advance on or prior to the first day of each month of the Term, except that the first installment of Monthly Base Rent due for the period commencing with the Phase II Rent Commencement Date in the Monthly Base Rent table set forth in Section 1.1 shall be paid by Tenant to Landlord concurrently with Tenant’s execution of this Lease. Monthly Base Rent shall be prorated for partial months within the Term. Tenant’s covenant to pay Rent shall be independent of every other covenant in this Lease.

Article 4
RENT ADJUSTMENTS AND PAYMENTS

4.1           RENT ADJUSTMENTS

(a)           From and after (i) the Phase I Rent Commencement Date, as to the Phase I Premises, and (ii) the Phase II Rent Commencement Date, as to the Phase II Premises, Tenant shall pay to Landlord Rent Adjustments with respect to each calendar year (or partial calendar year in the case of the year in which the subject Rent Commencement Date and the Termination Date occur) as follows:

(1)           The Rent Adjustment Deposit representing Tenant’s Share of Operating Expenses for the applicable calendar year (or partial calendar year), monthly during the Term with the payment of Monthly Base Rent;

(2)           The Rent Adjustment Deposit representing Tenant’s Share of Taxes for the applicable calendar year (or partial calendar year), monthly during the Term with the payment of Monthly Base Rent; and

(3)           Any Rent Adjustments due in excess of the Rent Adjustment Deposits in accordance with Section 4.2. Rent Adjustments due from Tenant to Landlord for any calendar year (or partial calendar year) shall be Tenant’s Share of Operating Expenses for such calendar year (or partial calendar year) and Tenant’s Share of Taxes for such calendar year (or partial calendar year).

(b)           On or before the beginning of each calendar year or with Landlord’s Statement (as defined in Section 4.2 below), Landlord may estimate and notify Tenant in writing of its estimate of the amount of Operating Expenses and Taxes payable by Tenant for such calendar year. Prior to the first determination by Landlord of the amount of Operating Expenses and Taxes for the first calendar year, Landlord may estimate such amounts in the foregoing calculation. Landlord shall have the right from time to time during any calendar year to provide a new or revised estimate of Operating Expenses and/or Taxes and to notify Tenant in writing thereof, of corresponding adjustments in Tenant’s Rent Adjustment Deposit payable over the remainder of such year, and of the amount or revised amount due allocable to months preceding such change. The last estimate by Landlord shall remain in effect as the applicable Rent Adjustment Deposit unless and until Landlord notifies Tenant in writing of a change, which notice may be given by Landlord from time to time during any calendar year throughout the Term.

(c)            For purposes of determining Rent Adjustments, if the Building or Property is not fully occupied during all or a portion of any calendar year during the Term, Landlord shall make appropriate adjustments to the variable components of Operating Expenses for such calendar year (or partial calendar year), employing sound accounting and management principles consistently applied, to determine the amount of Operating Expenses that would have been paid or incurred by Landlord had the Building or Property been one hundred percent (100%) occupied, and the amount so determined shall be deemed to have been the amount of Operating Expenses for such calendar year (or partial calendar year). In the event that the Property is not fully assessed for all or a portion of any calendar year (or partial calendar year) during the Term, then Taxes shall be adjusted to an amount which would have been payable in such calendar year (or partial calendar year) if the Property had been fully assessed. In the event any other tenant in the Building provides itself with a service of a type which Landlord would supply under this Lease without an additional or separate charge to Tenant, then Operating Expenses shall be deemed to include the cost Landlord would have incurred had Landlord provided such service to such other tenant. In addition, Landlord shall have the right, at its sole discretion, from time to time, to equitably allocate certain Operating Expenses among only certain tenants of the Project as to any expense or cost that relates to a repair, replacement or service that benefits only those tenants, and the Rent Adjustments shall reflect any such allocations.

4.2           STATEMENT OF LANDLORD

As soon as practical after the expiration of each calendar year, Landlord will furnish Tenant with a statement respecting the prior calendar year (“Landlord’s Statement”) showing the following:

(a)           Operating Expenses and Taxes for such calendar year;

(b)           The amount of Rent Adjustments due Landlord for the last calendar year, less credit for Rent Adjustment Deposits paid, if any; and

(c)           Any change in the Rent Adjustment Deposit due monthly in the current calendar year, including the amount or revised amount due for months preceding any such change pursuant to Landlord’s Statement.

Tenant shall pay to Landlord within ten (10) days after receipt of such statement any amounts for Rent Adjustments then due in accordance with Landlord’s Statement. Any amounts due from Landlord to Tenant pursuant to this Section shall be credited to the Rent Adjustment Deposit next coming due, or refunded to Tenant if the Term has already expired, provided Tenant is not in default hereunder. No interest or penalties shall accrue on any amounts that Landlord is obligated to credit or refund to Tenant by reason of this Section 4.2. Landlord’s failure to deliver Landlord’s Statement or to compute the amount of the Rent Adjustments shall not constitute a waiver by Landlord of its right to deliver such items nor constitute a waiver or release of Tenant’s obligations to pay such amounts. The Rent Adjustment Deposit shall be credited against Rent Adjustments due for the applicable calendar year (or partial calendar year). During the last complete calendar year or during any partial calendar year in which this Lease terminates, Landlord may include in the Rent Adjustment Deposit its estimate of Rent Adjustments which might not be finally determined until after the termination of this Lease. Tenant’s obligation to pay Rent Adjustments survives the expiration or termination of this Lease. Notwithstanding the foregoing, in no event shall the sum of Monthly Base Rent and the Rent Adjustments be less than the Monthly Base Rent payable under this Lease.

4.3            BOOKS AND RECORDS

Landlord shall maintain books and records showing Operating Expenses and Taxes in accordance with sound accounting and management practices, consistently applied. Tenant or its representative (which representative shall be a certified public accountant licensed to do business in the state in which the Property is located and whose primary business is certified public accounting and who shall not be paid on a contingency basis) shall have the right, for a period of sixty (60) days following the date upon which Landlord’s Statement is delivered to Tenant, to examine Landlord’s books and records with respect to the items in the foregoing statement of Operating Expenses and Taxes during normal business hours, upon written notice, delivered at least five (5) business days in advance. Tenant shall pay for all costs of such examination. If Tenant performs such examination, but does not object in writing to Landlord’s Statement within ninety (90) days after Tenant’s receipt thereof, specifying the nature of the item in dispute and the reasons therefor, then Landlord’s Statement shall be considered final and accepted by Tenant and Tenant shall be deemed to have waived its right to dispute Landlord’s Statement. If Tenant does dispute any Landlord’s Statement, Tenant shall deliver a copy of any such audit to Landlord at the time of notification of the dispute. If Tenant does not provide such notice of dispute and a copy of such audit to Landlord within such ninety (90) day period, it shall be deemed to have waived such right to dispute Landlord’s Statement. Any amount due to Landlord as shown on Landlord’s Statement, whether or not disputed by Tenant as provided herein shall be paid by Tenant when due as provided above, without prejudice to any such written exception. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Operating Expenses and Taxes unless Tenant has paid and continues to pay all Rent when due. Upon resolution of any dispute with respect to Operating Expenses and Taxes, Tenant shall either pay Landlord any shortfall or Landlord shall credit Tenant with respect to any overages paid by Tenant. The records obtained by Tenant shall be treated as confidential and neither Tenant nor any of its representatives or agents shall disclose or discuss the information set forth in the audit to or with any other person or entity (the “Confidentiality Requirement”). Tenant shall indemnify and hold Landlord harmless for any losses or damages arising out of the breach of the Confidentiality Requirement.

4.4            TENANT OR LEASE SPECIFIC TAXES

In addition to Monthly Base Rent, Rent Adjustments, Rent Adjustment Deposits and other charges to be paid by Tenant, Tenant shall pay to Landlord, upon demand, any and all taxes payable by Landlord (other than federal or state inheritance, general income, gift or estate taxes) whether or not now customary or within the contemplation of the parties hereto: (a) upon, allocable to, or measured by the Rent payable hereunder, including any gross receipts tax or excise tax levied by any governmental or taxing body with respect to the receipt of such Rent; or (b) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof; or (c) upon the measured value of Tenant’s personal property located in the Premises or in any storeroom or any other place in the Premises or the Property, or the areas used in connection with the operation of the Property, it being the intention of Landlord and Tenant that, to the extent possible, such personal property taxes shall be billed to and paid directly by Tenant; (d) resulting from any Landlord Work, Tenant Work, Tenant Alterations, or any other improvements to the Premises, whether title thereto is in Landlord or Tenant; or (e) upon this transaction. Taxes or supplemental taxes paid by Tenant pursuant to this Section 4.4 shall not be included in any computation of Taxes payable pursuant to Sections 4.1 and 4.2, but standard property management fees shall apply to any such payments.

Article 5
SECURITY

(a)            Simultaneously with Tenant’s execution and delivery of this Lease to Landlord, Tenant shall pay Landlord in immediately available funds the cash amount of the Security Deposit for the full and faithful performance by Tenant of each and every term, provision, covenant, and condition of this Lease. If Tenant fails timely to perform any of the terms, provisions, covenants and conditions of this Lease or any other document executed by Tenant in connection with this Lease, then Landlord may use, apply, or retain the whole or any part of the Security Deposit for the payment of any Rent not paid when due, for the cost of repairing any damage, for the cost of cleaning the Premises, for the payment of any other sum which Landlord may expend or may be required to expend by reason of Tenant’s failure to perform, and otherwise for compensation of Landlord for any other loss or damage to Landlord occasioned by Tenant’s failure to perform, including, but not limited to, any loss of future Rent and any damage or deficiency in the reletting of the Premises (whether such loss, damages or deficiency accrue before or after summary proceedings or other reentry by Landlord) and the amount of the unpaid past Rent, future Rent loss, and all other losses, costs and damages, that Landlord would be entitled to recover if Landlord were to pursue recovery under Section 11.2(b) or (c) of this Lease or California Civil Code Section 1951.2 or 1951.4 (and any supplements, amendments, replacements and substitutions thereof and therefor from time to time). If Landlord so uses, applies or retains all or part of the Security Deposit, Tenant shall within five (5) business days after demand pay or deliver to Landlord in immediately available funds the sum necessary to replace the amount used, applied or retained. If Tenant has fully and faithfully performed and observed all of Tenant’s obligations under the terms, provisions, covenants and conditions of this Lease, the Security Deposit (except any amount retained for application by Landlord as provided herein) shall be returned to Tenant with thirty (30) days after the latest of: (i) the Expiration Date; (ii) the removal of Tenant from the Premises; or (iii) the surrender of the Premises by Tenant to Landlord in accordance with this Lease, or such longer time as may be permissible under Law; provided, however, in no event shall any such return be construed as an admission by Landlord that Tenant has performed all of its obligations hereunder.

(b)            The Security Deposit shall not be deemed an advance rent deposit or an advance payment of any kind, or a measure of Landlord’s damages with respect to Tenant’s failure to perform, nor shall any action or inaction of Landlord with respect to it or its use or application be a waiver of, or bar or defense to, enforcement of any right or remedy of Landlord. Landlord shall not be required to keep the Security Deposit separate from its general funds and shall not have any fiduciary duties or other duties (except as set forth in this Section) concerning the Security Deposit. Tenant shall not be entitled to any interest on the Security Deposit. In the event of any sale, lease or transfer of Landlord’s interest in the Building, Landlord shall have the right to transfer the Security Deposit, or balance thereof, to the transferee and any such transfer shall release Landlord from all liability for the return of the Security Deposit. Tenant thereafter shall look solely to such transferee for the return or payment of the Security Deposit. Tenant shall not assign or encumber or attempt to assign or encumber the Security Deposit or any interest in it and Landlord shall not be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance, and regardless of one or more assignments of this Lease, Landlord may return the Security Deposit to the original Tenant without liability to any assignee. Tenant hereby waives any and all rights of Tenant under the provisions of Section 1950.7 of the California Civil Code, and any and all rights of Tenant under all provisions of Law, now or hereafter enacted, regarding security deposits.

Article 6
SERVICES

6.1            LANDLORD’S GENERAL SERVICES

(a)            Landlord shall furnish the following services the cost of which services shall be included in Operating Expenses or paid directly by Tenant to the utility or service provider:

(1)            heat, ventilation and air-conditioning (“HVAC”) in the Premises during Standard Operating Hours as necessary in Landlord’s reasonable judgment for the comfortable occupancy of the Premises under normal business office and laboratory operations, and outside of Standard Operating Hours, HVAC shall be set to minimum safe setback levels for laboratory operations, operating 24 hours a day, 7 days a week, subject to compliance with all applicable voluntary and mandatory regulations and Laws;

(2)            tempered and cold water for normal and customary use in the Premises and in lavatories in common with other tenants from the regular supply of the Building;

(3)           customary cleaning and janitorial services in the Common Areas five (5) days per week, excluding National Holidays;

(4)           washing of the outside windows in the Premises weather permitting at intervals determined by Landlord; and

(5)           automatic passenger elevator service in common with other tenants of the Building. Freight elevator service, if any, will be subject to reasonable scheduling by Landlord.

(b)            Landlord shall provide a security program for the Building (but not individually for Tenant or the Premises), the cost of which program shall be an Operating Expense. Landlord shall not be liable in any manner to Tenant or any other Tenant Parties for any acts (including criminal acts) of others, or for any direct, indirect, or consequential damages, or any injury or damage to, or interference with, Tenant’s business, including, but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, or other loss or damage, bodily injury or death, related to any malfunction, circumvention or other failure of any security program, or for the failure of any security program to prevent bodily injury, death, or property damage, or loss, or to apprehend any person suspected of causing such injury, death, damage or loss.

(c)            So long as this Lease is in full force and effect and Tenant has paid all Rent then due, Landlord shall furnish to the Premises replacement lamps, bulbs, ballasts and starters used in any normal Building lighting installed in the Premises, except that if the replacement or repair of such items is a result of negligence of Tenant, its employees, agents, servants, licensees, subtenants, contractors or invitees, such cost shall be paid by Tenant within ten (10) days after notice from Landlord and shall not be included as part of Operating Expenses.

(d)            If Tenant uses heat generating machines or equipment in the Premises to an extent which adversely affects the temperature otherwise maintained by the air-cooling system or whenever the occupancy or electrical load adversely affects the temperature otherwise maintained by the air-cooling system, Landlord reserves the right to install or to require Tenant to install supplementary air-conditioning units in the Premises. Tenant shall bear all costs and expenses related to the installation, maintenance and operation of such units.

(e)            Tenant shall pay Landlord at rates fixed by Landlord for all tenants in the Building, charges for all water furnished to the Premises beyond that described in Section 6.1(a)(2), including the expenses of installation of a water line, meter and fixtures.

(f)            On and after the Phase I Commencement Date, Landlord agrees that in the event of an interruption of power to the Building, Tenant may connect Tenant loads (including back-up of all of Tenant’s cold storage and incubators) to the emergency generator serving the Building (the “Emergency Generator”) on the following conditions: (i) Tenant loads to the Emergency Generator shall in no event exceed Tenant’s Share of the kVA capacity of the Emergency Generator Landlord elects to make available for shared use by tenants of the Building; (ii) any use of the Emergency Generator, including the duration of use, shall be subject to the requirements and limitations (if any) imposed by applicable Law; and (iii) in the event of an emergency causing an interruption of power to any portion of the Building, Landlord may, in its reasonable discretion, immediately shed or shut down Tenant loads (an “Emergency Shut Down”) to the extent necessary to redirect the power from the Emergency Generator (“Emergency Generator Power”) to the Building’s emergency/life-safety systems (e.g., elevators, fire-life safety and emergency lighting). To the extent Landlord’s load shedding equipment accommodates shedding Tenant loads in stages, then Landlord shall use commercially reasonable good-faith efforts to shed Tenant loads in a priority which Tenant has delivered to Landlord in writing. Notwithstanding anything to the contrary herein, Tenant acknowledges that the Emergency Generator and any transfer switch may be exercised on a periodic basis, such exercise to be conducted by Landlord or the Building Management Staff at Landlord’s reasonable discretion. Tenant further acknowledges that annual maintenance procedures require that the Emergency Generator be taken off-line and that an annual full load test be performed on an annual basis, which test shall be conducted by Landlord or the Building Management Staff at Landlord’s reasonable discretion; provided, however, Landlord shall give Tenant not less than five (5) business days’ prior written notice thereof. Landlord shall not be liable to Tenant, and Tenant shall not be entitled to any abatement of rent or other recourse in the event that Emergency Generator Power is not available for any reason. Landlord’s actual out-of-pocket cost of maintenance, repair and testing of the Emergency Generator shall be included in Operating Expenses.

6.2           UTILITIES AND JANITORIAL SERVICES

All utility services used in the production of heating and cooling and air supply and exhaust from the central HVAC systems serving the Building and Premises, including, without limitation, electricity and gas, as well as water and sewer services, shall constitute Operating Expenses. All utility services used by Tenant within the Premises, including, without limitation, electricity and gas, shall be paid for by Tenant either through a separate charge or as part of Operating Expenses. Such charges shall be based upon Tenant’s usage, which usage: (a) as to electricity, other than overhead lighting, shall be measured by a separate meter or sub-meter to be installed as part of the Tenant Work, and paid by Tenant within 15 days after billing as additional Rent under this Lease; and (b) as to all other utilities, shall either be reasonably estimated by Landlord and paid by Tenant within 15 days after billing as additional Rent under this Lease or included in Operating Expenses. In addition, Tenant shall provide its own janitorial services to the Premises, using a janitorial service reasonably acceptable to Landlord or shall make arrangements with Landlord for Landlord, through Landlord’s vendors, to perform such Premises cleaning services, and shall pay the costs thereof directly to Landlord. Notwithstanding any provision of this Lease to the contrary, Tenant shall not make any alterations or additions to the electric equipment or systems, in each instance, without the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed so long as such alterations or additions (i) do not exceed the capacity of the wiring, feeders and risers and (ii) are in compliance with the City’s building code. Tenant’s use of electric current shall at no time exceed the capacity of the wiring, feeders and risers providing electric current to the Premises or the Building. The consent of Landlord to the installation of electric equipment shall not relieve Tenant from the obligation to limit usage of electricity to no more than such capacity.

6.3           ADDITIONAL AND AFTER HOUR SERVICES

At Tenant’s written request, Landlord shall furnish additional quantities of any of the services or utilities specified in Section 6.1, if Landlord can reasonably do so, on the terms set forth herein. For services or utilities requested by Tenant and furnished by Landlord, Tenant shall pay to Landlord as a charge therefor Landlord’s prevailing rates charged from time to time for such services and utilities, as additional Rent under this Lease. Without limiting the generality of the foregoing, for HVAC service outside of Standard Operating Hours, Landlord’s prevailing rate as of the date of this Lease includes a one (1) hour minimum per activation. If Tenant shall fail to make any such payment, Landlord may, upon notice to Tenant and in addition to Landlord’s other remedies under this Lease, discontinue any or all of such additional services.

6.4           TELEPHONE SERVICES

All telephone and communication connections which Tenant may desire shall be subject to Landlord’s prior written approval, in Landlord’s reasonable discretion, and the location of all Cables and the work in connection therewith shall be performed by contractors approved by Landlord and shall be subject to the direction of Landlord and in compliance with Landlord’s then current Building standards for Cable installation. Landlord reserves the right to designate and control the entity or entities providing Cable installation, removal, repair and maintenance in the Building and to restrict and control access to telephone cabinets or panels. In the event Landlord designates a particular vendor or vendors to provide such Cable installation, removal, repair and maintenance for the Building, Tenant agrees to abide by and participate in such program. Tenant shall be responsible for and shall pay, as additional Rent under this Lease, all costs incurred in connection with the installation of Cables in the Premises, including any hook-up, access and maintenance fees related to the installation of such Cables in the Premises and the commencement of service therein, and the maintenance thereafter of such Cables; and there shall be included in Operating Expenses for the Building all installation, removal, hook-up or maintenance costs incurred by Landlord in connection with Cables serving the Building which are not allocable to any individual users of such service but are allocable to the Building generally. If Tenant fails to maintain all Cables in the Premises and such failure affects or interferes with the operation or maintenance of any other Cables serving the Building, Landlord or any vendor hired by Landlord may enter into and upon the Premises forthwith and perform such repairs, restorations or alterations as Landlord deems necessary in order to eliminate any such interference (and Landlord may recover from Tenant all of Landlord’s costs in connection therewith). If required by Landlord, no later than the Termination Date Tenant shall remove all Cables installed by Tenant for and during Tenant’s occupancy and surrender the installation in a condition previously approved by Landlord. Tenant agrees that neither Landlord nor any of its agents or employees shall be liable to Tenant, or any of Tenant’s employees, agents, customers or invitees or anyone claiming through, by or under Tenant, for any damages, injuries, losses, expenses, claims or causes of action because of any interruption, diminution, delay or discontinuance at any time for any reason in the furnishing of any telephone or other communication service to the Premises and the Building.

6.5            DELAYS IN FURNISHING SERVICES

Tenant agrees that Landlord shall not be in breach of this Lease nor be liable to Tenant for damages or otherwise, for any failure to furnish, or a delay in furnishing, or a change in the quantity or character of any service when such failure, delay or change is occasioned, in whole or in part, by repairs, improvements or mechanical breakdowns, by the act or default of Tenant or other parties or by an event of Force Majeure. No such failure, delay or change shall be deemed to be an eviction or disturbance of Tenant’s use and possession of the Premises, or relieve Tenant from paying Rent or from performing any other obligations of Tenant under this Lease, without any deduction or offset. Failure to any extent to make available, or any slowdown, stoppage, or interruption of, the specified utility services resulting from any cause, including changes in service provider or Landlord’s compliance with any voluntary or similar governmental or business guidelines now or hereafter published or any requirements now or hereafter established by any governmental agency, board, or bureau having jurisdiction over the operation of the Property, shall not render Landlord liable in any respect for damages to either persons, property, or business, nor be construed as an eviction of Tenant or work an abatement of Rent, nor relieve Tenant of Tenant’s obligations for fulfillment of any covenant or agreement hereof. Should any equipment or machinery furnished by Landlord break down or for any cause cease to function properly, Landlord shall use reasonable diligence to repair same promptly, but Tenant shall have no claim for abatement of Rent or damages on account of any interruption of service occasioned thereby or resulting therefrom. Tenant hereby waives any benefits of any applicable existing or future Law, including the provisions of California Civil Code section 1932(1), permitting the termination of this Lease due to such interruption, failure or inability.

6.6           CHOICE OF SERVICE PROVIDER

Tenant acknowledges that Landlord may, at Landlord’s sole option, to the extent permitted by applicable law, elect to change, from time to time, the company or companies which provide services (including electrical service, gas service, water, telephone and technical services) to the Building, the Premises and/or its occupants. Notwithstanding anything to the contrary set forth in this Lease, Tenant acknowledges that Landlord has not and does not make any representations or warranties concerning the identity or identities of the company or companies which provide services to the Building and the Premises or its occupants, and Tenant acknowledges that the choice of service providers and matters concerning the engagement and termination thereof shall be solely that of Landlord. The foregoing provision is not intended to modify, amend, change or otherwise derogate any provision of this Lease concerning the nature or type of service to be provided or any specific information concerning the amount thereof to be provided. Tenant agrees to cooperate with Landlord and each of its service providers in connection with any change in service or provider.

6.7           SIGNAGE

(a)            Standard Signage. Initial Building standard signage for Tenant will be installed by Landlord in the directory in the main lobby of the Building. As of the Phase I Rent Commencement Date, Landlord also shall install signage for Tenant in the listing of tenants in the elevator lobby for the floor on which the Premises is located and at Tenant’s main entry door to the Premises, all at Tenant’s sole cost and expense. As of the Phase II Rent Commencement Date, Tenant shall have exclusive signage rights in the elevator lobby for the floor on which the Premises is located, at Tenant’s sole cost and expense. Any change in such initial signage shall be only with Landlord’s prior written consent, shall conform to Building standard signage and shall be at Tenant’s sole cost and expense.

(b)           Exterior Sign. In addition to the signage identified in Section 6.7(a) above, Tenant shall be entitled to one sign panel on any available monument signage for the Building, to the extent Landlord offers such sign panel rights to any other full-floor tenants in the Building (as applicable, “Tenant’s Exterior Sign”). Landlord shall have the right to reasonably approve the plans and specifications for the design and installation of Tenant’s Exterior Sign, the identity of any contractor or subcontractor to be employed on the work of installing Tenant’s Sign, and the time for performance of such work. Any and all maintenance and repair relating to Tenant’s Exterior Sign shall be the sole responsibility of Tenant. Tenant shall promptly perform such maintenance and repair obligations in a good and workmanlike manner, such that Tenant’s Sign appears and operates at all times in the manner intended at the time it was designed and installed. All costs pertaining to the design, installation, operation, maintenance, repair and removal of Tenant’s Exterior Sign or any part thereof shall be paid by Tenant when due. The provisions of this Lease pertaining to mechanic’s liens shall apply to Tenant’s Exterior Sign. Notwithstanding anything to the contrary contained herein, Tenant’s rights under this Section 6.7(b) are personal to Named Tenant and shall not be assigned or assignable, in whole or in part, to any third party. Any assignment or other transfer of such rights by Named Tenant shall be void and of no force or effect. Without limiting the generality of the foregoing, no sublessee of the Premises shall be permitted to exercise the rights granted to Named Tenant under this Section 6.7(b).

Article 7
USE OF PREMISES; LANDLORD’S ACCESS RIGHTS

7.1           USE OF PREMISES

(a)            Tenant shall occupy and use the Premises only for the uses specified in Section 1.1 to conduct Tenant’s business. Tenant shall not occupy or use the Premises (or permit the use or occupancy of the Premises) for any purpose or in any manner which: (1) is unlawful or in violation of any Law or Hazardous Materials Law; (2) may be dangerous to persons or property or which may increase the cost of, or invalidate, any policy of insurance carried on the Building or covering its operations; (3) is contrary to or prohibited by the terms and conditions of this Lease or the rules of the Building set forth in Article 18; (4) would tend to create or continue a nuisance; or (5) in any manner that will cause the Building or any part thereof not to conform with the Project’s Sustainability Practices or the certification of the Building’s core and shell issued pursuant to the applicable Green Building Standards.

(b)            Landlord shall provide Tenant access to the Premises 24 hours per day, 7 days per week and 365/366 days per year through access card keys, the cost of which shall be paid by Tenant within thirty (30) days of Landlord’s demand therefor, and Tenant shall place a deposit for such cards with Landlord to cover lost cards or cards which are not returned at the end of the Term.

(c)            Landlord and Tenant acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C. §12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the “ADA”) establish requirements for business operations, accessibility and barrier removal, and that such requirements may or may not apply to the Premises, the Building and the Project depending on, among other things: (1) whether Tenant’s business is deemed a “public accommodation” or “commercial facility”, (2) whether such requirements are “readily achievable”, and (3) whether a given alteration affects a “primary function area” or triggers “path of travel” requirements. The parties hereby agree that: (a) Landlord shall be responsible for ADA Title III compliance in the Common Areas (including the restrooms), except as provided below, (b) Tenant shall be responsible for ADA Title III compliance in the Premises, including any Leasehold Improvements or other work to be performed in the Premises under or in connection with this Lease, (c) Landlord may perform, or require that Tenant perform, and Tenant shall be responsible for the cost of, ADA Title III “path of travel” requirements triggered by Tenant Additions in the Premises (but Tenant shall not be responsible for the cost of “path of travel” requirements in the Common Areas), and (d) Landlord may perform, or require Tenant to perform, and Tenant shall be responsible for the cost of, ADA Title III compliance in the Common Areas necessitated by the Building being deemed to be a “public accommodation” instead of a “commercial facility” as a result of Tenant’s use of the Premises. Tenant shall be solely responsible for requirements under Title I of the ADA relating to Tenant’s employees.

(d)            Landlord and Tenant agree to cooperate and use commercially reasonable efforts to participate in traffic management programs generally applicable to businesses located in or about the area and Tenant shall encourage and support van, shuttle service, and carpooling by, and staggered and flexible working hours for, its office workers and service employees to the extent reasonably permitted by the requirements of Tenant’s business. Neither this Section or any other provision of this Lease is intended to or shall create any rights or benefits in any other person, firm, company, governmental entity or the public.

(e)            Tenant agrees to cooperate with Landlord and to comply with any and all guidelines or controls concerning energy management and usage disclosure imposed upon Landlord by federal or state governmental organizations or by any energy conservation association to which Landlord is a party or which is applicable to the Building, including, without limitation, the requirements of California’s Nonresidential Building Energy Use Disclosure Program, as more particularly specified in California Public Resources Code Sections 25402.10 et seq. and regulations adopted pursuant thereto. Further, Tenant hereby authorizes (and agrees that Landlord shall have the authority to authorize) any electric or gas utility company providing service to the Building to disclose from time to time so much of the data collected and maintained by it regarding Tenant’s energy consumption data as may be necessary to cause the Building to participate in the ENERGY STAR® Portfolio Manager system and similar programs; and Tenant further authorizes Landlord to disclose information concerning energy use by Tenant, either individually or in combination with the energy use of other tenants, as applicable as Landlord determines to be necessary to comply with applicable Laws pertaining to the Building or Landlord’s ownership thereof.

(f)            Hazardous Materials.

(1)            Definitions. The following terms shall have the following meanings for purposes of this Lease:

(i)            “Biohazardous Materials” means any and all substances and materials defined or referred to as “medical waste,” “biological waste,” “biohazardous waste,” “biohazardous material” or any other term of similar import under any Hazardous Materials Laws, including (but not limited to) California Health & Safety Code Sections 25105 et seq., and any regulations promulgated thereunder, as amended from time to time.

(ii)           “Chemical Control Area Plan” means that certain plan for the use and storage of Hazardous Materials in the Building created by Landlord and approved by the City.

(iii)          “Environmental Condition” means the Release of any Hazardous Materials in, over, on, under, through, from or about the Project (including, but not limited to, the Premises).

(iv)          “Environmental Damages” means all claims, suits, judgments, damages, losses, penalties, fines, liabilities, encumbrances, liens, costs and expenses of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, arising out of or in connection with any Environmental Condition, including, to the extent arising out of an Environmental Condition, without limitation: (A) damages for personal injury, or for injury or damage to the Project or natural resources occurring on or off the Project, including without limitation (1) any claims brought by or on behalf of any person, (2) any loss of, lost use of, damage to or diminution in value of any Project or natural resource, and (3) costs of any investigation, remediation, removal, abatement, containment, closure, restoration or monitoring work required by any federal, state or local governmental agency or political subdivision, or otherwise reasonably necessary to protect the public health or safety, whether on or off the Project; (B) reasonable fees incurred for the services of attorneys, consultants, contractors, experts and laboratories in connection with the preparation of any feasibility studies, investigations or reports or the performance of any work described above; (C) any liability to any third person or governmental agency to indemnify such person or agency for costs expended or liabilities incurred in connection with any items described in clause (A) or (B) above; (D) any fair market or fair market rental value of the Project; and (E) the amount of any penalties, damages or costs a party is required to pay or incur in excess of that which the party otherwise would reasonably have expected to pay or incur absent the existence of the applicable Environmental Condition.

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(v)           “Handling” or “Handles”, when used with reference to any substance or material, includes (but is not limited to) any receipt, storage, use, generation, Release, transportation, treatment or disposal of such substance or material.

(vi)          “Hazardous Materials” means any and all chemical, explosive, biohazardous, radioactive or otherwise toxic or hazardous materials or hazardous wastes, including without limitation any asbestos-containing materials, PCB’s, CFCs, petroleum and derivatives thereof, Radioactive Materials, Biohazardous Materials, Hazardous Wastes, any other substances defined or listed as or meeting the characteristics of a hazardous substance, hazardous material, Hazardous Waste, toxic substance, toxic waste, biohazardous material, biohazardous waste, biological waste, medical waste, radiation, radioactive substance, radioactive waste, or other similar term, as applicable, under any law, statute, ordinance, code, rule, regulation, directive, order, condition or other written requirement enacted, promulgated or issued by any public officer or governmental or quasi-governmental authority, whether now in force or hereafter in force at any time or from time to time to protect the environment or human health, and/or any mixed materials, substances or wastes containing more than one of the foregoing categories of materials, substances or wastes.

(vii)         “Hazardous Materials Laws” means, collectively, (A) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601-9657, (B) the Hazardous Materials Transportation Act of 1975, 49 U.S.C. Sections 1801-1812, (C) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901-6987 (together with any amendments thereto, any regulations thereunder and any amendments to any such regulations as in effect from time to time, “RCRA”), (D) the California Carpenter-Presley-Tanner Hazardous Substance Account Act, California Health & Safety Code Sections 25300 et seq., (E) the Hazardous Materials Release Response Plans and Inventory Act, California Health & Safety Code Sections 25500 et seq., (F) the California Hazardous Waste Control Law, California Health & Safety Code Sections 25100 et seq. (together with any amendments thereto, any regulations thereunder and any amendments to any such regulations as in effect from time to time, the “CHWCL”), (G) California Health & Safety Code Sections 25015-25027.8, (H) any amendments to or successor statutes to any of the foregoing, as adopted or enacted from time to time, (I) any regulations or amendments thereto promulgated pursuant to any of the foregoing from time to time, (J) any Laws relating to Biohazardous Materials, including (but not limited to) any regulations or requirements with respect to the shipping, use, decontamination and disposal thereof, and (K) any other Law now or at any time hereafter in effect regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials, including (but not limited to) any requirements or conditions imposed pursuant to the terms of any orders, permits, licenses, registrations or operating plans issued or approved by any governmental or quasi-governmental authority from time to time either on a Project-wide basis or in connection with any Handling of Hazardous Materials in, on or about the Premises or the Project.

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(viii)        “Hazardous Wastes” means (A) any waste listed as or meeting the identified characteristics of a “hazardous waste” or terms of similar import under RCRA, (B) any waste meeting the identified characteristics of a “hazardous waste”, “extremely hazardous waste” or “restricted hazardous waste” under the CHWCL, and/or (C) any and all other substances and materials defined or referred to as a “hazardous waste” or other term of similar import under any Hazardous Materials Laws.

(ix)          “Landlord’s Contamination” means any Hazardous Materials which exist in, on, under or in the vicinity of the Project as of the date of this Lease or which migrate onto or beneath the Project after termination of this Lease. Tenant shall not be required to pay any costs with respect to the remediation or abatement of Landlord’s Contamination.

(x)           “Radioactive Materials” means (A) any and all substances and materials the Handling of which requires an approval, consent, permit or license from the Nuclear Regulatory Commission, (B) any and all substances and materials the Handling of which requires a Radioactive Material License or other similar approval, consent, permit or license from the State of California, and (C) any and all other substances and materials defined or referred to as “radiation,” a “radioactive material” or “radioactive waste,” or any other term of similar import under any Hazardous Materials Laws, including (but not limited to) Title 26, California Code of Regulations Section 17-30100, and any statutes, regulations or other laws administered, enforced or promulgated by the Nuclear Regulatory Commission.

(xi)          “Release” means any accidental or intentional spilling, leaking, pumping, pouring, emitting, discharging, injecting, escaping, leaching, migrating, dumping or disposing into the air, land, surface water, groundwater or the environment (including without limitation the abandonment or discarding of receptacles containing any Hazardous Materials).

(xii)         “Tenant’s Contamination” means any Hazardous Material Release on or about the Property by Tenant and/or any agents, employees, contractors, vendors, suppliers, licensees, subtenants, and invitees of Tenant (individually, a “Tenant Party” and collectively, “Tenant Parties”).

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(2)            Handling of Hazardous Materials. The parties acknowledge that Tenant wishes and intends to use all or a portion of the Premises as a bio-pharmaceutical research and development facility in conformance with the conduct by Tenant of its business in accordance with the use specified in Section 1.1, that such use, as conducted or proposed to be conducted by Tenant, would customarily include the Handling of Hazardous Materials, and that Tenant shall therefore be permitted to engage in the Handling in the Premises of necessary and reasonable quantities of Hazardous Materials customarily used in or incidental to the operation of a bio-pharmaceutical research, development preparation and/or dispensing facility in conformance with business operations of Tenant in the manner conducted or proposed to be conducted by Tenant hereunder (“Permitted Hazardous Materials”), provided that the Handling of such Permitted Hazardous Materials by all Tenant Parties shall at all times comply with and be subject to all provisions of this Lease and all Laws, including all Hazardous Materials Laws, and with Landlord’s Chemical Control Area Plan for the Building. Without limiting the generality of the foregoing, Tenant shall comply at all times with all Hazardous Materials Laws applicable to any aspect of Tenant’s use of the Premises and the Project and of Tenant’s operations and activities in, on and about the Premises and the Project, and shall ensure at all times that Tenant’s Handling of Hazardous Materials in, on and about the Premises does not violate (x) the terms of any governmental licenses or permits applicable to the Building (including, but not limited to, the Building Discharge Permit as defined below) or Premises or to Tenant’s Handling of any Hazardous Materials therein, or (y) any applicable requirements or restrictions relating to the occupancy classification of the Building and the Premises.

(3)            Disposition or Emission of Hazardous Materials. Tenant shall not Release or dispose of any Hazardous Materials, except to the extent authorized by permit, at the Premises or on the Project, but instead shall arrange for off-site disposal, under Tenant’s own name and EPA waste generator number (or other similar identifying information issued or prescribed by any other governmental authority with respect to Radioactive Materials, Biohazardous Materials or any other Hazardous Materials) and at Tenant’s sole expense, in compliance with all applicable Hazardous Materials Laws, with the Laboratory Rules and Regulations (defined below) and with all other applicable Laws and regulatory requirements.

(4)            Information Regarding Hazardous Materials. Tenant shall maintain and make available to Landlord the following information and/or documentation upon demand:

(i)            An inventory of all Hazardous Materials that Tenant receives, uses, handles, generates, transports, stores, treats or disposes of from time to time, or at the time of preparation of such inventory proposes or expects to use, handle, generate, transport, store, treat or dispose of from time to time, in connection with its operations at the Premises. Such inventory shall include, but shall separately identify, any Hazardous Wastes, Biohazardous Materials and Radioactive Materials covered by the foregoing description. If such inventory includes any Biohazardous Materials, Tenant shall also disclose in writing to Landlord the Biosafety Level designation associated with the use of such materials.

(ii)           Copies of all then existing permits, licenses, registrations and other similar documents issued by any governmental or quasi-governmental authority that authorize any Handling of Hazardous Materials in, on or about the Premises or the Project by any Tenant Party.

(iii)          All Material Safety Data Sheets (“MSDSs”), if any, required to be completed with respect to operations of Tenant at the Premises from time to time in accordance with Title 26, California Code of Regulations Section 8-5194 or 42 U.S.C. Section 11021, or any amendments thereto, and any Hazardous Materials Inventory Sheets that detail the MSDSs.

(iv)          All hazardous waste manifests (as defined in Title 26, California Code of Regulations Section 22-66481), if any, that Tenant is required to complete from time to time in connection with its operations at the Premises.

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(v)           A copy of any “Hazardous Materials Business Plan” required from time to time with respect to Tenant’s operations at the Premises pursuant to California Health & Safety Code Sections 25500 et seq., and any regulations promulgated thereunder, as amended from time to time, or in connection with Tenant’s application for a business license from the City. If applicable law does not require Tenant to prepare a Hazardous Materials Business Plan, Tenant shall furnish to Landlord at the times and in the manner set forth above the information that would customarily be contained in a Hazardous Materials Business Plan, including (but not limited to) information regarding Tenant’s Hazardous Materials inventories. The parties acknowledge that a Hazardous Materials Business Plan would ordinarily include an emergency response plan, and that regardless of whether applicable Law requires Tenant or other tenants in the Building to prepare Hazardous Materials Business Plans, Landlord in its discretion may elect to prepare a coordinated emergency response plan for the entire Building and/or for multiple Buildings on the Project (if and to the extent applicable).

(vi)          Any “Contingency Plans and Emergency Procedures” required of Tenant from time to time, in connection with its operations at the Premises, pursuant to applicable Law, Title 26, California Code of Regulations Sections 22-67140 et seq., and any amendments thereto, and any “Training Programs and Records” required under Title 26, California Code of Regulations Section 22-66493, and any amendments thereto from time to time. Landlord in its discretion may elect to prepare a Contingency Plan and Emergency Procedures for the entire Building and/or for multiple buildings on the Project, in which event, if applicable law does not require Tenant to prepare a Contingency Plan and Emergency Procedures for its operations at the Premises, Tenant shall furnish to Landlord at the times and in the manner set forth above the information that would customarily be contained in a Contingency Plan and Emergency Procedures.

(vii)         Copies of any biennial or other periodic reports furnished or required to be furnished to the California Department of Health Services from time to time, under applicable law, pursuant to Title 26, California Code of Regulations Section 22-66493 and any amendments thereto, relating to any Hazardous Materials.

(viii)        Copies of any industrial wastewater discharge permits issued to or held by Tenant from time to time in connection with its operations at the Premises (the parties presently anticipate, however, that because of the existence of the Building Discharge Permit in Landlord’s name as described above. Tenant will not be required to maintain a separate, individual discharge permit).

(ix)          Copies of any other lists, reports, studies, or inventories of Hazardous Materials or of any subcategories of materials included in Hazardous Materials that Tenant is otherwise required to prepare and file from time to time with any governmental or quasi-governmental authority in connection with Tenant’s operations at the Premises, including (but not limited to) reports filed by Tenant with the federal Food & Drug Administration or any other regulatory authorities primarily in connection with the presence (or lack thereof) of any “select agents” or other Biohazardous Materials on the Premises, together with proof of filing thereof.

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(x)            Any other information reasonably requested by Landlord in writing from time to time in connection with (A) Landlord’s monitoring (in Landlord’s reasonable discretion) and enforcement of Tenant’s obligations under this Section and of compliance with applicable Laws in connection with any Handling or Release of Hazardous Materials in the Premises or Building or on or about the Project by any Tenant Party, (B) any inspections or enforcement actions by any governmental authority pursuant to any Hazardous Materials Laws or any other Laws relating to the presence or Handling of Hazardous Materials in the Premises or Building or on or about the Project by any Tenant Party, and/or (C) Landlord’s preparation (in Landlord’s discretion) and enforcement of any reasonable rules and procedures relating to the presence or Handling by Tenant or any Tenant Party of Hazardous Materials in the Premises or Building or on or about the Project, including (but not limited to) any contingency plans or emergency response plans as described above. Except as otherwise required by Law, Landlord shall keep confidential any information supplied to Landlord by Tenant pursuant to the foregoing, provided, however, that the foregoing shall not apply to any information filed with any governmental authority or available to the public at large. Landlord may provide such information to its lenders, consultants or investors provided such entities agree to keep such information confidential.

(5)            Indemnification; Notice of Release. Tenant shall be responsible for and shall indemnify, defend and hold Landlord harmless from and against all Environmental Damages to the extent arising out of or otherwise relating to, (i) any Handling of Hazardous Materials by any Tenant Party in, on or about the Premises or the Project in violation of this Section, (ii) any breach of Tenant’s obligations under this Section or of any Hazardous Materials Laws by any Tenant Party, or (iii) the existence of any Tenant’s Contamination in, on or about the Premises or the Project to the extent caused by any Tenant Party, including without limitation any removal, cleanup or restoration work and materials necessary to return the Project or any improvements of whatever nature located on the Project to the condition existing prior to the Handling of Hazardous Materials in, on or about the Premises or the Project by any Tenant Party. In the event of any Tenant’s Contamination in, on or about the Premises or any other portion of the Project or any adjacent lands, Tenant shall promptly remedy the problem in accordance with all applicable Hazardous Materials Laws, shall give Landlord oral notice of any such non-standard or non-customary Release promptly after Tenant becomes aware of such Release, followed by written notice to Landlord within five (5) days after Tenant becomes aware of such Release, and shall furnish Landlord with concurrent copies of any and all notices, reports and other written materials filed by any Tenant Party with any governmental authority in connection with such Release. Tenant shall have no obligation to remedy any Hazardous Materials contamination which was not caused or released by a Tenant Party.

(6)            Governmental Notices. Tenant shall promptly provide Landlord with copies of all notices received by Tenant relating to any actual or alleged presence or Handling by any Tenant Party of Hazardous Materials in, on or about the Premises or any other portion of the Project, including, without limitation, any notice of violation, notice of responsibility or demand for action from any federal, state or local governmental authority or official in connection with any actual or alleged presence or Handling by any Tenant Party of Hazardous Materials in or about the Premises or any other portion of the Project.

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(7)            Inspection by Landlord. In addition to, and not in limitation of, Landlord’s rights under this Lease, upon reasonable prior request by Landlord, Tenant shall grant Landlord and its consultants, as well as any governmental authorities having jurisdiction over the Premises or over any aspect of Tenant’s use thereof, reasonable access to the Premises at reasonable times to inspect Tenant’s Handling of Hazardous Materials in, on and about the Premises, and Landlord shall not thereby incur any liability to Tenant or be deemed guilty of any disturbance of Tenant’s use or possession of the Premises by reason of such entry; provided, however, that Landlord shall use reasonable efforts to minimize interference with Tenant’s use of the Premises caused by such entry. Landlord shall comply with any security precaution reasonably imposed by Tenant during any entry onto the Premises and shall minimize to the extent reasonably possible any interference with Tenant’s use of the Premises caused by such entry. Notwithstanding Landlord’s rights of inspection and review of documents, materials and physical conditions under this Section with respect to Tenant’s Handling of Hazardous Materials, Landlord shall have no duty or obligation to perform any such inspection or review or to monitor in any way any documents, materials, physical conditions or compliance with Laws in connection with Tenant’s Handling of Hazardous Materials, and no third Party shall be entitled to rely on Landlord to conduct any such inspection, review or monitoring by reason of the provisions of this Section.

(8)            Monitoring by Landlord. Landlord reserves the right to monitor, in Landlord’s reasonable discretion and at Landlord’s cost, the reasonable cost of which shall be recoverable as an Operating Expense (except in the case of a breach of any of Tenant’s obligations under this Section, in which event such monitoring costs may be charged back entirely to Tenant and shall be reimbursed by Tenant to Landlord within ten (10) days after written demand by Landlord from time to time, accompanied by supporting documentation reasonably evidencing the costs for which such reimbursement is claimed), at such times and from time to time as Landlord in its reasonable discretion may determine, through consultants engaged by Landlord or otherwise as Landlord in its reasonable discretion may determine: (x) all aqueous and atmospheric discharges and emissions from the Premises during the Term by a Tenant Party, (y) Tenant’s compliance and the collective compliance of all tenants in the Building with requirements and restrictions relating to the occupancy classification of the Building (including, but not limited to, Hazardous Materials inventory levels of Tenant and all other tenants in the Building), and (z) Tenant’s compliance with all other requirements of this Section.

(9)            Discovery of Discharge. If Landlord, Tenant or any governmental or quasi-governmental authority discovers any Release from the Premises during the Term by a Tenant Party in violation of this Section that, in Landlord’s reasonable determination, jeopardizes the ability of the Building or the Project to meet applicable Laws or otherwise adversely affects the Building’s or the Project’s compliance with applicable discharge or emission standards, or if Landlord discovers any other breach of Tenant’s obligations under this Section, then upon receipt of written notice from Landlord or at such earlier time as Tenant obtains actual knowledge of the applicable discharge, emission or breach, Tenant at its sole expense shall within a reasonable time (x) in the case of a Release in violation of this Lease, cease the applicable discharge or emission and remediate any continuing effects of the discharge or emission until such time, if any, as Tenant demonstrates to Landlord’s reasonable satisfaction that the applicable discharge or emission is in compliance with all applicable Laws and any other applicable regulatory commitments and obligations to the satisfaction of the appropriate governmental agency with jurisdiction over the Release, and (y) in the case of any other breach of Tenant’s obligations under this Section, take such corrective measures as Landlord may reasonably request in writing in order to cure or eliminate the breach as promptly as practicable and to remediate any continuing effects of the breach.

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(10)          Post-Occupancy Study. No later than fifteen (15) days following the Termination Date, Tenant at its sole cost and expense, shall obtain and deliver to Landlord an environmental study, performed by an expert reasonably satisfactory to Landlord, evaluating, the presence or absence of any Tenant’s Contamination in, on and about the Premises and the Project. Such study shall be based on a reasonable and prudent level of tests and investigations of the Premises and surrounding portions of the Project (if appropriate) which tests shall be conducted no earlier than fifteen (15) days prior to the Termination Date. Liability for any remedial actions required or recommended on the basis of such study shall be allocated in accordance with the applicable provisions of this Lease. To the extent any such remedial actions are the responsibility of Tenant, Tenant at its sole expense shall promptly commence and diligently pursue to completion the required remedial actions.

(11)          Emergency Response Plans. If Landlord in its reasonable discretion adopts any emergency response plan and/or any Contingency Plan and Emergency Procedures for the Building (or for multiple buildings on the Project if and to the extent applicable) as contemplated above, Landlord shall provide copies of any such plans and procedures to Tenant and, so long as such plans and procedures are reasonable, Tenant shall comply with all of the requirements of such plans and procedures to the extent applicable to Tenant and/or the Premises. If Landlord elects to adopt or materially modify any such plans or procedures that apply to the Building during the Term, Landlord shall consult with Tenant and Tenant shall cooperate, in the preparation of such plans, procedures or modifications in efforts to accurately reflect and maintain consistency with Tenant’s operations in the Premises, but Landlord alone shall determine, in its good faith reasonable discretion, the appropriate scope of such consultation and nothing in this Section shall be construed to give Tenant any right of approval or disapproval over Landlord’s adoption or modification of any such plans or procedures.

(12)          Radioactive Materials. Without limiting any other applicable provisions of this Section, if Tenant Handles or proposes to Handle any Radioactive Materials in or about the Premises, Tenant shall provide Landlord with copies of Tenant’s licenses or permits for such Radioactive Materials and with copies of all radiation protection programs and procedures required under applicable Laws or otherwise adopted by Tenant from time to time in connection with Tenant’s Handling of such Radioactive Materials. In addition, Tenant shall comply with any and all rules and procedures issued by Landlord in its good faith discretion from time to time with respect to the Handling of Radioactive Materials on the Project (such as, by way of example but not limitation, rules implementing a label defacement program for decayed waste destined for common trash and/or rules relating to transportation and storage of Radioactive Materials on the Project), provided that such rules and procedures shall be reasonable and not in conflict with any applicable Laws.

(13)          Deemed Holdover Occupancy. Notwithstanding any other provisions of this Lease, Tenant expressly agrees as follows:

(i)            If Tenant Handles any Radioactive Materials in or about the Premises or the Project during the Term, then for so long as any license or permit relating to such Radioactive Materials remains open or valid following the Termination Date, and another entity handling Radioactive Materials which is a prospective tenant of Landlord is legally prohibited from occupying a portion of the Premises for a use similar to Tenant’s use, then Tenant shall be deemed to be occupying that portion of the Premises on a holdover basis without Landlord’s consent (notwithstanding such otherwise applicable termination or expiration of the Term) and shall be required to continue to pay Rent and other charges in accordance with Article 13 solely for that portion of the Premises effected by the radioactive materials license, until such time as all such Radioactive Materials licenses and permits have been fully closed out in accordance with the requirements of this Lease and with all applicable Hazardous Materials Laws and other Laws.

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(ii)           If Tenant Handles any Hazardous Materials in or about the Premises or the Project during the Term and, on or before the Termination Date, has failed to remove from the Premises or the Project all known Hazardous Materials Handled by a Tenant Party or has failed to complete any remediation or removal of Tenant’s Contamination and/or to have fully remediated in compliance with the requirements of this Lease and with all applicable Hazardous Materials Laws and any other applicable Laws, the Tenant’s Handling and/or Release (if applicable) of any such Hazardous Materials during the Term, then for so long as such circumstances continue to exist, Tenant shall be deemed to be occupying the Premises on a holdover basis without Landlord’s consent (notwithstanding such otherwise applicable termination or expiration of the Term) and shall be required to continue to pay Rent and other charges in accordance with Article 13 until such time as all such circumstances have been fully resolved in accordance with the requirements of this Lease and with all applicable Hazardous Materials Laws and other Laws.

(14)          Survival of Obligations. Each party’s obligations under this Section shall survive the Termination Date and shall survive any conveyance by Landlord of its interest in the Premises. The provisions of this Section and any exercise by either party of any of the rights and remedies contained herein shall be without prejudice to any other rights and remedies that such party may have under this Lease or under applicable Law with respect to any Environmental Conditions and/or any Hazardous Materials. Either party’s exercise or failure to exercise, at any time or from time to time, any or all of the rights granted in this Section shall not in any way impose any liability on such party or shift from the other party to such party any responsibility or obligation imposed upon the other party under this Lease or under Hazardous Materials Laws, Environmental Conditions and/or compliance with Laws.

(15)          Laboratory Rules and Regulations. Tenant agrees for itself and for its subtenants, employees, agents, and invitees to comply with the laboratory rules and regulations (“Laboratory Rules and Regulations”) attached to this Lease as Exhibit C-1 and with all reasonable modifications and additions thereto which Landlord may make from time to time.

7.2            LANDLORD ACCESS TO PREMISES; APPROVALS

(a)            Tenant shall permit Landlord to erect, use and maintain pipes, ducts, wiring and conduits in and through the Premises, so long as Tenant’s use, layout or design of the Premises is not materially affected or altered. Landlord or Landlord’s agents shall have the right to enter upon the Premises in the event of an emergency, or to inspect the Premises, to perform any services required hereunder, to conduct safety and other testing in the Premises and to make such repairs, alterations, improvements or additions to the Premises or the Building or other parts of the Property as Landlord may deem necessary or desirable (including all alterations, improvements and additions in connection with a change in service provider or providers). Any entry or work by Landlord may be during Standard Operating Hours and Landlord shall use reasonable efforts to ensure that any entry or work shall not materially interfere with Tenant’s occupancy of the Premises.

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(b)            Advance notice shall not be required for entry in the event of an emergency or urgent situation, as reasonably determined by Landlord, but any other entry or work by Landlord shall be upon at least one (1) business day’s prior notice to Tenant, which notice may be delivered orally or by e-mail to Tenant’s on-site manager at the Premises. If Tenant shall not be personally present to permit an entry into the Premises when for any reason an entry therein shall be necessary or permissible, Landlord (or Landlord’s agents), after attempting to notify Tenant (unless Landlord believes an emergency situation exists), may enter the Premises without rendering Landlord or its agents liable therefor, and without relieving Tenant of any obligations under this Lease.

(c)            Landlord may enter the Premises for the purpose of conducting such inspections, tests and studies as Landlord may deem desirable or necessary to confirm Tenant’s compliance with all Laws and Hazardous Materials Laws or for other purposes necessary in Landlord’s reasonable judgment to ensure the sound condition of the Property and the systems serving the Property. Landlord’s rights under this Section 7.2(c) are for Landlord’s own protection only, and Landlord has not, and shall not be deemed to have assumed, any responsibility to Tenant or any other party as a result of the exercise or non-exercise of such rights, for compliance with Laws or Hazardous Materials Laws or for the accuracy or sufficiency of any item or the quality or suitability of any item for its intended use.

(d)            Landlord may do any of the foregoing, or undertake any of the inspection or work described in the preceding paragraphs without such action constituting an actual or constructive eviction of Tenant, in whole or in part, or giving rise to an abatement of Rent by reason of loss or interruption of business of Tenant, or otherwise.

(e)            The review, approval or consent of Landlord with respect to any item required or permitted under this Lease is for Landlord’s own protection only, and Landlord has not, and shall not be deemed to have assumed, any responsibility to Tenant or any other party, as a result of the exercise or non-exercise of such rights, for compliance with Laws or Hazardous Materials Laws or for the accuracy or sufficiency of any item or the quality or suitability of any item for its intended use.

7.3            QUIET ENJOYMENT

Landlord covenants, in lieu of any implied covenant of quiet possession or quiet enjoyment, that so long as Tenant is in compliance with the covenants and conditions set forth in this Lease, Tenant shall have the right to quiet enjoyment of the Premises without hindrance or interference from Landlord or those claiming through Landlord, and subject to the covenants and conditions set forth in this Lease and to the rights of any Mortgagee or ground lessor.

7.4            TRANSPORTATION DEMAND MANAGEMENT PROGRAM

(a)            Landlord may elect or may be required to develop and implement a Transportation Demand Management (“TDM”) program for the Building in order to reduce the traffic-related impacts resulting from development of the Property. One element of any such TDM program will require tenants of the Building to adopt programs and offer incentives to their employees to reduce auto use and support the increase of alternative modes of transit. The following are examples of such programs and incentives:

(1)            Alternative commute subsidies and/or parking cash-out, where employees are provided with a subsidy if they use transit or commute by alternative modes;

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(2)            Opportunities to purchase commuter checks which allow employees to purchase transit tickets at discounted rates from their before-tax income; and

(3)            Compressed work weeks and flex time where employees adjust their work schedules to reduce peak hour trips to/from the Building.

(b)            In order to support any such TDM program for the Building, Tenant agrees that it shall adopt programs and offer incentives to its employees in order to reduce auto use and support the increase of alternative modes of transit. The specifics of Tenant’s programs and incentives shall be tailored to the needs of Tenant’s workforce and shall be determined by Tenant in its good faith efforts to meet the goals of the TDM program. Upon request by Landlord from time to time, but not more often than once per calendar year, Tenant shall provide to Landlord a written report summarizing the programs and incentives being offered by Tenant to achieve the goals of the TDM program.

Article 8
MAINTENANCE

8.1            LANDLORD’S MAINTENANCE

Subject to the provisions of Articles 4 and 14, Landlord shall, as an Operating Expense, maintain and make necessary repairs to the foundations, roofs, exterior walls, and the structural elements of the Building, the electrical, plumbing, heating, ventilating, air-conditioning, mechanical, communication, security and the fire and life safety systems of the Building and those corridors, washrooms and lobbies which are Common Areas of the Building, except that: (a) Landlord shall not be responsible for the maintenance or repair of any floor or wall coverings in the Premises or any of such systems which are located within the Premises and are supplemental or special to the Building’s standard systems; and (b) the cost of performing any of said maintenance or repairs whether to the Premises or to the Building caused by the negligence of Tenant, its employees, agents, servants, licensees, subtenants, contractors or invitees, shall be paid by Tenant, subject to the waivers set forth in Section 16.4. Landlord shall not be liable to Tenant for any expense, injury, loss or damage resulting from work done in or upon, or in connection with the use of, any adjacent or nearby building, land, street or alley.

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8.2            TENANT’S MAINTENANCE

Tenant shall periodically inspect the Premises to identify any conditions that are dangerous or in need of maintenance, repair or replacement. Tenant shall promptly provide Landlord with notice of any such conditions. Tenant shall, at its sole cost and expense, perform all maintenance, repair and replacement of the Premises that are not Landlord’s express responsibility under this Lease, and keep the Premises in good condition and repair, reasonable wear and tear excepted. Tenant’s maintenance, repair and replacement obligations include, without limitation, maintenance, repairs and replacements of: (a) floor covering; (b) interior partitions; (c) doors; (d) the interior side of demising walls; (e) electronic, phone and data cabling, wiring and related equipment that is installed by or for the exclusive benefit of Tenant (collectively, “Cable”); (f) supplemental air conditioning units, kitchens, including hot water heaters, plumbing, and similar facilities exclusively serving Tenant; and (g) Tenant Alterations. Landlord shall allocate one hundred percent (100%) of the cost (plus any applicable administration fees) of Landlord’s maintenance, repair or replacement of any Tenant Alterations, or repairs or replacements required to areas outside of the Premises due to same, to Tenant as additional Rent under this Lease. Tenant shall reimburse Landlord for the cost of repairing damage to the Building caused by the acts of Tenant, Tenant Parties and their respective contractors and vendors. All maintenance, repairs and replacements, including, but not limited to, janitorial and cleaning services, pest control and waste management and recycling performed by or on behalf of Landlord or Tenant must comply with the Project’s Sustainability Practices and Tenant is strongly encouraged to comply with the applicable Green Building Standards. If Tenant fails to make any repairs or replacements of the Premises for more than fifteen (15) days after notice from Landlord (although notice shall not be required in an emergency), Landlord may make the repairs or replacements, and Tenant shall pay, as additional Rent under this Lease, the reasonable cost of the repairs or replacements, together with an administrative charge in an amount equal to 15% of the cost of the repairs or replacements. Tenant hereby waives all right to make repairs or replacements at the expense of Landlord or in lieu thereof to vacate the Premises and its other similar rights as provided in California Civil Code Sections 1932(1), 1941 and 1942 or any other Laws (whether now or hereafter in effect). In addition to the foregoing, Tenant shall be responsible for all costs in connection with maintaining, repairing and replacing all special tenant fixtures and improvements, including garbage disposals, showers, plumbing, water filtration systems and appliances. If Tenant requests that Landlord maintain, repair and/or replace any such fixtures and improvements, Tenant shall reimburse Landlord for the cost of all such maintenance, repair and replacement work, plus an administrative fee equal to fifteen percent (15%) of such cost, as additional Rent under this Lease, and Landlord’s liability for such maintenance, repair and replacement work shall be subject to and limited by the provisions of Article 17 below.

8.3            SUDDEN WATER INTRUSION.

Notwithstanding anything in this Lease to the contrary, in the event of sudden water intrusion into the Premises, due to a leaking or bursting pipe or other water source, Landlord will have the right, but not the obligation, to undertake immediate mitigation and repairs measures (the “Water Damage Work”) of such nature as would normally be Tenant’s responsibility under Section 8.2 above and to notify Tenant promptly after the repairs have been undertaken (including notice by telephone, to the extent reasonably practicable). Landlord shall determine, in its sole and absolute discretion, the contractors to be used for the Water Damage Work, and Tenant will reimburse Landlord for the reasonable cost of the Water Damage Work, as additional Rent under this Lease, within 30 days following Tenant’s receipt of written demand from Landlord therefor.

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Article 9
ALTERATIONS AND IMPROVEMENTS

9.1            TENANT ALTERATIONS

(a)            The following provisions shall apply to the completion of any Tenant Alterations:

(1)            Tenant shall not, except as provided herein, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, make or cause to be made any Tenant Alterations in or to the Premises or any Property systems serving the Premises. Prior to making any Tenant Alterations, Tenant shall give Landlord ten (10) days prior written notice (or such earlier notice as would be necessary pursuant to applicable Law) to permit Landlord sufficient time to post appropriate notices of non-responsibility. Tenant shall furnish Landlord with the names and addresses of all contractors and subcontractors and copies of all contracts. All Tenant Alterations shall be completed at such time and in such manner as Landlord may from time to time designate, and only by contractors or mechanics approved by Landlord, which approval shall not be unreasonably withheld; provided, however, that Landlord may, in its sole discretion, specify the engineers and contractors to perform all work relating to the Building’s systems (including the mechanical, heating, plumbing, security, ventilating, air-conditioning, electrical, communication and the fire and life safety systems in the Building). The contractors, mechanics and engineers who may be used are further limited to those whose work will not cause or threaten to cause disharmony or interference with Landlord or other tenants in the Building and their respective agents and contractors performing work in or about the Building. Landlord may further condition its consent upon Tenant furnishing to Landlord and Landlord approving prior to the commencement of any work or delivery of materials to the Premises related to the Tenant Alterations such of the following as specified by Landlord: architectural plans and specifications, opinions from Landlord’s engineers stating that the Tenant Alterations will not in any way adversely affect the Building’s systems, necessary permits and licenses, certificates of insurance, and such other documents in such form reasonably requested by Landlord. Landlord may, in the exercise of reasonable judgment, request that Tenant provide Landlord with appropriate evidence of Tenant’s ability to complete and pay for the completion of the Tenant Alterations such as a performance bond or letter of credit. Upon completion of the Tenant Alterations, Tenant shall deliver to Landlord an as-built digitized set of plans and specifications for the Tenant Alterations in both protected document (“.pdf”) and computer-aided design (“CAD”) formats.

(2)            Tenant shall pay the cost of all Tenant Alterations and the cost of decorating the Premises and any work to the Property occasioned thereby. Upon completion of Tenant Alterations, Tenant shall furnish Landlord with contractors’ affidavits and full and final waivers of lien and receipted bills covering all labor and materials expended and used in connection therewith and such other documentation reasonably requested by Landlord or Mortgagee.

(3)            Tenant agrees to complete all Tenant Alterations (i) in accordance with all Laws, Hazardous Materials Laws, all requirements of applicable insurance companies and in accordance with Landlord’s standard construction rules and regulations, (ii) in a good and workmanlike manner with the use of good grades of materials, and (iii) in accordance with the requirements of the Project’s Sustainability Practices and Tenant is strongly encouraged to comply with the applicable Green Building Standards. Tenant shall notify Landlord immediately if Tenant receives any notice of violation of any Law in connection with completion of any Tenant Alterations and shall immediately take such steps as are necessary to remedy such violation. In no event shall such supervision or right to supervise by Landlord nor shall any approvals given by Landlord under this Lease constitute any warranty by Landlord to Tenant of the adequacy of the design, workmanship or quality of such work or materials for Tenant’s intended use or of compliance with the requirements of Section 9.1(a)(3)(i) and (ii) above or impose any liability upon Landlord in connection with the performance of such work.

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(b)            For any Tenant Alterations which Tenant requests Landlord to install, the forgoing provisions of this Section 9.1 shall apply; provided, however, in addition to paying the cost of the Tenant Alterations, Tenant also shall pay an administrative fee equal to fifteen percent (15%) of such cost to Landlord, as additional Rent under this Lease, and Landlord’s liability for such Tenant Alterations work shall be subject to and limited by the provisions of Article 17 below. All Tenant Additions, whether installed by Landlord or Tenant, shall without compensation or credit to Tenant, become part of the Premises and the property of Landlord at the time of their installation and shall remain in the Premises, unless pursuant to Article 12, Tenant may remove them or is required to remove them at Landlord’s request.

(c)            Notwithstanding anything in this Section 9.1 to the contrary, Landlord’s consent shall not be required for any Tenant Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”): (i) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (ii) is not visible from the exterior of the Premises or Building; (iii) will not affect the Building’s systems; (iv) does not require work to be performed inside the walls or above the ceiling of the Premises; (v) does not require a building permit; and (f) does not exceed (in the aggregate with all other such Cosmetic Alterations) $75,000.00 in any calendar year during the Term. Cosmetic Alterations shall be subject to all the other provisions of this Section 9.1.

9.2            LIENS

Tenant shall not permit any lien or claim for lien of any mechanic, laborer or supplier or any other lien to be filed against the Building, the Land, the Premises, or any other part of the Property arising out of work performed, or alleged to have been performed by, or at the direction of, or on behalf of Tenant. If any such lien or claim for lien is filed, Tenant shall within ten (10) days after receiving notice of such lien or claim (a) have such lien or claim for lien released of record or (b) deliver to Landlord a bond in form, content, amount, and issued by surety, satisfactory to Landlord, indemnifying, protecting, defending and holding harmless the Indemnitees against all costs and liabilities resulting from such lien or claim for lien and the foreclosure or attempted foreclosure thereof. If Tenant fails to take any of the above actions, Landlord, in addition to its rights and remedies under Article 11, without investigating the validity of such lien or claim for lien, may pay or discharge the same and Tenant shall, as payment of additional Rent hereunder, reimburse Landlord upon demand for the amount so paid by Landlord, including Landlord’s expenses and attorneys’ fees.

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Article 10
ASSIGNMENT AND SUBLETTING

10.1          ASSIGNMENT AND SUBLETTING

(a)            Without the prior written consent of Landlord, which consent of Landlord shall not be unreasonably withheld, conditioned or delayed, Tenant may not sublease, assign, mortgage, pledge, hypothecate or otherwise transfer or permit the transfer of this Lease or the encumbering of Tenant’s interest therein in whole or in part, by operation of Law or otherwise or permit the use or occupancy of the Premises, or any part thereof, by anyone other than Tenant. Tenant agrees that the provisions governing sublease and assignment set forth in this Article 10 shall be deemed to be reasonable. If Tenant desires to enter into any sublease of the Premises or assignment of this Lease, Tenant shall deliver written notice thereof to Landlord (“Tenant’s Notice”), together with the identity of the proposed subtenant or assignee and the proposed principal terms thereof and financial and other information sufficient for Landlord to make an informed judgment with respect to such proposed subtenant or assignee within fifteen (15) days after receiving Tenant’s Notice. If Tenant proposes to sublease less than all of the Rentable Area of the Premises, the space proposed to be sublet and the space retained by Tenant must each be a marketable unit as reasonably determined by Landlord and otherwise in compliance with all Laws. Landlord shall notify Tenant in writing of its approval or disapproval of the proposed sublease or assignment or its decision to exercise its rights under Section 10.2 within thirty (30) days after receipt of Tenant’s Notice (and all required information). In no event may Tenant publicly offer or advertise all or any portion of the Premises for assignment or sublease at a rental less than that then sought by Landlord for a direct lease (non-sublease) of comparable space in the Project. Tenant shall submit for Landlord’s approval (which approval shall not be unreasonably withheld) any advertising which Tenant or its agents intend to use with respect to the space proposed to be sublet.

(b)            With respect to Landlord’s consent to an assignment or sublease, Landlord may take into consideration any factors that Landlord may deem relevant, and the reasons for which Landlord’s denial shall be deemed to be reasonable shall include, without limitation, the following:

(i)            the business reputation or creditworthiness of any proposed subtenant or assignee is not acceptable to Landlord; or

(ii)           in Landlord’s reasonable judgment the proposed assignee or sublessee would diminish the value or reputation of the Project or Landlord, or would increase the expenses associated with operating, maintaining and repairing the Project; or

(iii)          any proposed assignee’s or sublessee’s use of the Premises would violate Section 7.1 of this Lease or would violate the provisions of any other leases of tenants in the Project; or

(iv)          the portion of the Premises retained by Tenant after a proposed sublease would not constitute a “marketable unit”, meaning that such space would be: (A) deprived of ready access to the then-current corridor and elevator lobby without extension or reconfiguration of the corridor or creation of a connecting corridor; or (B) rendered in violation of any building code requirements; or (C) lacking exterior windows; or

(v)           the proposed sublessee or assignee is a current occupant of the Project with which Landlord is actively negotiating to lease more space in the Building or a bona fide prospective tenant of Landlord in the Project as demonstrated by a written proposal dated within three (3) months prior to the date of Tenant’s request; or

(vi)          the proposed sublessee or assignee would materially increase the estimated pedestrian and vehicular traffic to and from the Premises and the Project above that deemed typical by Landlord for office/lab use in the Project; or

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(vii)         Tenant is in uncured Default under this Lease.

(c)            Any sublease or assignment shall be expressly subject to the terms and conditions of this Lease. Any subtenant or assignee shall execute such documents as Landlord may reasonably require to evidence such subtenant or assignee’s assumption of the obligations and liabilities of Tenant under this Lease. Tenant shall deliver to Landlord a copy of all agreements executed by Tenant and the proposed subtenant and assignee with respect to the Premises. Landlord’s approval of a sublease, assignment, hypothecation, transfer or third party use or occupancy shall not constitute a waiver of Tenant’s obligation to obtain Landlord’s consent to further assignments or subleases, hypothecations, transfers or third party use or occupancy.

(d)            For purposes of this Article 10, an assignment shall be deemed to include a change in the majority control of Tenant, resulting from any transfer, sale or assignment of shares of stock of Tenant occurring by operation of Law or otherwise if Tenant is a corporation whose shares of stock are not traded publicly. If Tenant is a partnership, any change in the partners of Tenant shall be deemed to be an assignment.

(e)            For purposes of this Lease, a “Permitted Transferee” shall mean any Person which: (i) is an Affiliate; or (ii) is the corporation or other entity (the “Successor”) resulting from a merger, consolidation or non-bankruptcy reorganization with Tenant; or (iii) is otherwise a deemed assignee due to a change of control under Section 10.1(d) above; or (iv) purchases substantially all the assets of Tenant as a going concern (the “Purchaser”). Notwithstanding anything to the contrary in Sections 10.1(a) and (b), 10.2 and 10.3, provided there is no uncured Default under this Lease, Tenant shall have the right, without the prior written consent of Landlord, to assign this Lease to a Permitted Transferee or to sublease the Premises or any part thereof to a Permitted Transferee provided that: (1) Landlord receives thirty (30) days’ prior written notice of an assignment or sublease (including a proposed transaction described in subparts (i), (ii), (iii) or (iv) of this Section 10.1(e)); (2) with respect to an assignment of this Lease or a sublease of more than half the Premises to an entity described in subparts (ii) or (iv) of this Section 10.1(e), the Permitted Transferee’s net worth and liquidity are each not less than the greater of (A) Tenant’s net worth and liquidity as of the date of this Lease or (B) Tenant’s net worth and liquidity immediately prior to such assignment or subletting; (3) with respect to an assignment of this Lease or a sublease of more than half the Premises to an entity described in subparts (i) or (iii) of this Section 10.1(e), Tenant (as the assignor or sublandlord) continues in existence with a net worth and liquidity not less than the greater of (A) Tenant’s net worth and liquidity as of the date of this Lease or (B) Tenant’s net worth and liquidity immediately prior to such assignment or subletting; (4) the Permitted Transferee expressly assumes (except a Permitted Transferee which is a deemed assignee under subpart (iii) of this Section 10.1(e) or which is a sublessee in the event of a sublease under this Section 10.1(e)) in writing reasonably satisfactory to Landlord all of the obligations of Tenant under this Lease and delivers such assumption to Landlord no later than fifteen (15) days prior to the effective date of the assignment; (5) Landlord receives no later than five (5) days before the effective date a fully executed copy of the applicable assignment or sublease agreement between Tenant and the Permitted Transferee; (6) promptly after Landlord’s written request, Tenant and the Permitted Transferee provide such reasonable documents and information which Landlord reasonably requests for the purpose of substantiating whether or not the assignment or sublease is to a Permitted Transferee; and (7) such transfer is not being entered into for the purpose of avoiding the requirement for Landlord’s prior consent or the provisions of Sections 10.2 or 10.3. All determinations of net worth and liquidity for purposes of this Subsection shall exclude any value attributable to goodwill or going concern value. Provided that Tenant complies with the terms of this Section 10.1(e), the excess rent provisions of Section 10.3 shall not apply to any assignment or sublease pursuant hereto.

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(f)            With respect to any sublease hereunder, Tenant hereby irrevocably assigns to Landlord, effective upon any such sublease, all rent and other payments due from subtenant under the sublease, provided however, that Tenant shall have a license to collect such rent and other payments until the occurrence of a Default by Tenant under any of the provisions of this Lease. At any time after such Default, at Landlord’s option, Landlord shall have the right to give notice to the subtenant of such assignment. Landlord shall credit Tenant with any rent received by Landlord under such assignment but the acceptance of any payment on account of rent from the subtenant as the result of any such default shall in no manner whatsoever serve to release Tenant from any liability under the terms, covenants, conditions, provisions or agreement under this Lease. No such payment of rent or any other payment by the subtenant directly to Landlord and/or acceptance of such payment(s) by Landlord, regardless of the circumstances or reasons therefor, shall in any manner whatsoever be deemed an attornment by the subtenant to Landlord in the absence of a specific written agreement signed by Landlord to such an effect.

10.2          RECAPTURE

Excluding any assignment or sublease contemplated in Section 10.1(e), Landlord shall have the option to exclude from the Premises covered by this Lease (“recapture”) the space proposed to be sublet or subject to the assignment, effective as of the proposed commencement date of such sublease or assignment. If Landlord elects to recapture, Tenant shall surrender possession of the space proposed to be subleased or subject to the assignment to Landlord on the effective date of recapture of such space from the Premises, such date being the Termination Date for such space. Effective as of the date of recapture of any portion of the Premises pursuant to this section, the Monthly Base Rent, Rentable Area of the Premises and Tenant’s Share shall be adjusted accordingly.

10.3          EXCESS RENT

Tenant shall pay Landlord on the first day of each month during the term of the sublease or assignment, as additional Rent under this Lease, fifty percent (50%) of the amount by which the sum of all rent and other consideration (direct or indirect) due from the subtenant or assignee for such month exceeds: (i) that portion of the Monthly Base Rent and Rent Adjustments due under this Lease for said month which is allocable to the space sublet or assigned; and (ii) the following costs and expenses for the subletting or assignment of such space: (1) brokerage commissions and attorneys’ fees and expenses, (2) the actual costs paid in making any improvements or substitutions in the Premises required by any sublease or assignment; and (3) moving costs and other amounts actually paid with respect of such subtenant’s or assignee’s other leases or occupancy arrangements, but only to the extent same are typical, reasonable and appropriate under the prevailing market conditions. All such costs and expenses shall be amortized over the term of the sublease or assignment pursuant to sound accounting principles.

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10.4          TENANT LIABILITY

In the event of any sublease or assignment, whether or not with Landlord’s consent, Tenant shall not be released or discharged from any liability, whether past, present or future, under this Lease, including any liability arising from the exercise of any renewal or expansion option, to the extent such exercise is expressly permitted by Landlord. Tenant’s liability shall remain primary, and in the event of default by any subtenant, assignee or successor of Tenant in performance or observance of any of the covenants or conditions of this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against said subtenant, assignee or successor. After any assignment, Landlord may consent to subsequent assignments or subletting of this Lease, or amendments or modifications of this Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto, and such action shall not relieve Tenant or any successor of Tenant of liability under this Lease. If Landlord grants consent to such sublease or assignment, Tenant shall pay all reasonable attorneys’ fees and expenses incurred by Landlord with respect to such assignment or sublease. In addition, if Tenant has any options to extend the Term or to add other space to the Premises, such options shall not be available to any subtenant or assignee, directly or indirectly without Landlord’s express written consent, which may be withheld in Landlord’s sole discretion.

10.5          ASSUMPTION AND ATTORNMENT

If Tenant shall assign this Lease as permitted herein, the assignee shall expressly assume all of the obligations of Tenant hereunder in a written instrument satisfactory to Landlord and furnished to Landlord not later than fifteen (15) days prior to the effective date of the assignment. Each sublease by Tenant hereunder shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant by entering into a sublease is deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, either terminate the sublease or take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be: (1) liable for any previous act or omission of Tenant under such sublease; (2) subject to any counterclaim, offset or defense that such subtenant might have against Tenant; (3) bound by any previous modification of such sublease or by any rent or additional rent or advance rent which such subtenant might have paid for more than the current month to Tenant, and all such rent shall remain due and owing, notwithstanding such advance payment; (4) bound by any security or advance rental deposit made by such subtenant which is not delivered or paid over to Landlord and with respect to which such subtenant shall look solely to Tenant for refund or reimbursement; or (5) obligated to perform any work in the subleased space or to prepare it for occupancy, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Section 10.5. The provisions of this Section 10.5 shall be self-operative, and no further instrument shall be required to give effect to this provision.

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10.6          PROCESSING EXPENSES

Tenant shall pay to Landlord, as Landlord’s cost of processing each proposed assignment or subletting (whether or not the same is ultimately approved by Landlord or consummated by Tenant), an amount equal to the sum of (i) Landlord’s reasonable attorneys’ and other professional fees, plus (ii) the sum of $2,500.00 for the cost of Landlord’s administrative, accounting and clerical time (collectively, “Processing Costs”). Notwithstanding anything to the contrary herein, Landlord shall not be required to process any request for Landlord’s consent to an assignment or subletting until Tenant has paid to Landlord the amount of Landlord’s estimate of the Processing Costs. When the actual amount of the Processing Costs is determined, it shall be reconciled with Landlord’s estimate, and any payments or refunds required as a result thereof shall promptly thereafter be made by the parties.

10.7          EFFECT OF IMPERMISSIBLE TRANSFER

Any assignment or sublease effected without Landlord’s consent in violation of this Article 10 shall, at Landlord’s option, be a noncurable Default under Section 11.1 without the necessity of any notice and grace period. If Landlord elects to treat such unapproved assignment or sublease as a noncurable Default, Landlord may, in addition to all other remedies provided for in Section 11.2 below, increase the Monthly Base Rent to one hundred ten percent (110%) of the Monthly Base Rent then in effect.

Article 11
DEFAULT AND REMEDIES

11.1          DEFAULT

The occurrence or existence of any one or more of the following shall constitute a “Default” by Tenant under this Lease:

(a)            Tenant fails to pay any installment or other payment of Rent including Rent Adjustment Deposits or Rent Adjustments within five (5) business days after the date when due;

(b)            Tenant vacates or abandons the Premises;

(c)            Tenant violates the restrictions on assignments and subleases set forth in Article 10 – Assignment and Subletting;

(d)            Tenant fails to maintain any insurance policy required hereunder, and fails to cure such default within five (5) days after written notice thereof to Tenant;

(e)            Tenant fails to observe or perform any of the other covenants, conditions or provisions of this Lease and fails to cure such default within fifteen (15) days after written notice thereof to Tenant, unless the default involves an Environmental Condition, which shall be cured forthwith or unless the failure to perform is a Default for which this Lease specifies there is no cure or grace period;

(f)            the interest of Tenant in this Lease is levied upon under execution or other legal process;

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(g)            a petition is filed by or against Tenant to declare Tenant bankrupt or seeking a plan of reorganization or arrangement under any Chapter of the Bankruptcy Code, or any amendment, replacement or substitution therefor, or to delay payment of, reduce or modify Tenant’s debts, which in the case of an involuntary action is not discharged within thirty (30) days;

(h)            Tenant is declared insolvent by Law or any assignment of Tenant’s property is made for the benefit of creditors;

(i)             a receiver is appointed for Tenant or Tenant’s property, which appointment is not discharged within thirty (30) days;

(j)             any action taken by or against Tenant to reorganize or modify Tenant’s capital structure in a materially adverse way which in the case of an involuntary action is not discharged within thirty (30) days;

(k)            upon the dissolution of Tenant; or

(l)             upon the third occurrence during any 12-month period during the Term that Tenant fails to pay Rent when due or has breached a particular covenant of this Lease (whether or not such failure or breach is thereafter cured within any stated cure or grace period or statutory period).

11.2          LANDLORD’S REMEDIES

(a)            A Default shall constitute a breach of this Lease for which Landlord shall have the rights and remedies set forth in this Section 11.2 and all other rights and remedies set forth in this Lease or now or hereafter allowed by Law, whether legal or equitable, and all rights and remedies of Landlord shall be cumulative and none shall exclude any other right or remedy now or hereafter allowed by applicable Law.

(b)            With respect to a Default, at any time Landlord may terminate Tenant’s right to possession by written notice to Tenant stating such election. Any written notice required pursuant to Section 11.1 shall constitute notice of unlawful detainer pursuant to California Code of Civil Procedure Section 1161 if, at Landlord’s sole discretion, it states Landlord’s election that Tenant’s right to possession is terminated after expiration of any period required by Law or any longer period required by Section 11.1. Upon the expiration of the period stated in Landlord’s written notice of termination (and unless such notice provides an option to cure within such period and Tenant cures the Default within such period), Tenant’s right to possession shall terminate and this Lease shall terminate, and Tenant shall remain liable as hereinafter provided. Upon such termination in writing of Tenant’s right to possession, Landlord shall have the right, subject to applicable Law, to re-enter the Premises and dispossess Tenant and the legal representatives of Tenant and all other occupants of the Premises by unlawful detainer or other summary proceedings, or as otherwise permitted by Law, regain possession of the Premises and remove their property (including their trade fixtures, personal property and Required Removables pursuant to Article 12), but Landlord shall not be obligated to effect such removal, and such property may, at Landlord’s option, be stored elsewhere, sold or otherwise dealt with as permitted by Law, at the risk of, expense of and for the account of Tenant, and the proceeds of any sale shall be applied pursuant to Law. Landlord shall in no event be responsible for the value, preservation or safekeeping of any such property. Tenant hereby waives all claims for damages that may be caused by Landlord’s removing or storing Tenant’s personal property pursuant to this Section or Section 12.1, and Tenant hereby indemnifies, and agrees to defend, protect and hold harmless, the Indemnitees from any and all loss, claims, demands, actions, expenses, liability and cost (including attorneys’ fees and expenses) arising out of or in any way related to such removal or storage. Upon such written termination of Tenant’s right to possession and this Lease, Landlord shall have the right to recover damages for Tenant’s Default as provided herein or by Law, including the following damages provided by California Civil Code Section 1951.2:

(1)            the worth at the time of award of the unpaid Rent which had been earned at the time of termination;

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(2)            the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could reasonably have been avoided;

(3)            the worth at the time of award of the amount by which the unpaid Rent for the balance of the term of this Lease after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided;

(4)            any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including, without limitation, Landlord’s unamortized costs of tenant improvements, leasing commissions and legal fees incurred in connection with entering into this Lease; and

(5)            any other amounts, in addition to or in lieu of those listed above, that may be permitted by applicable Law.

The word “rent” as used in this Section 11.2 shall have the same meaning as the defined term Rent in this Lease. The “worth at the time of award” of the amount referred to in clauses (1) and (2) above is computed by allowing interest at the Default Rate. The worth at the time of award of the amount referred to in clause (3) above is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). For the purpose of determining unpaid Rent under clause (3) above, the monthly Rent reserved in this Lease shall be deemed to be the sum of the Monthly Base Rent, monthly storage space rent, if any, the amounts last payable by Tenant as Rent Adjustments for the calendar year in which Landlord terminated this Lease as provided hereinabove, and any additional Rent under this Lease.

(c)            Even if Tenant is in Default and/or has abandoned the Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession by written notice as provided in Section 11.2(b) above, and Landlord may enforce all its rights and remedies under this Lease, including the right to recover Rent as it becomes due under this Lease. In such event, Landlord shall have all of the rights and remedies of a landlord under California Civil Code Section 1951.4 (lessor may continue Lease in effect after lessee’s breach and abandonment and recover Rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations), or any successor statute. During such time as Tenant is in Default, if Landlord has not terminated this Lease by written notice and if Tenant requests Landlord’s consent to an assignment of this Lease or a sublease of the Premises, such consent shall be governed by the terms and conditions of Article 10 above. Tenant acknowledges and agrees that the provisions of Article 10 shall be deemed to constitute reasonable limitations of Tenant’s right to assign or sublet. Tenant acknowledges and agrees that in the absence of written notice pursuant to Section 11.2(b) above terminating Tenant’s right to possession, no other act of Landlord shall constitute a termination of Tenant’s right to possession or an acceptance of Tenant’s surrender of the Premises, including acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord’s interest under this Lease or the withholding of consent to a subletting or assignment, or terminating a subletting or assignment, if in accordance with other provisions of this Lease.

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(d)            In the event that Landlord seeks an injunction with respect to a breach or threatened breach by Tenant of any of the covenants, conditions or provisions of this Lease, Tenant agrees to pay the premium for any bond required in connection with such injunction.

(e)            Tenant hereby waives any and all rights to relief from forfeiture, redemption or reinstatement granted by Law (including California Civil Code of Procedure Sections 1174 and 1179) in the event of Tenant being evicted or dispossessed for any cause or in the event of Landlord obtaining possession of the Premises by reason of Tenant’s Default or otherwise.

(f)            Notwithstanding any other provision of this Lease, a notice to Tenant given under this Article and Article 24 of this Lease or given pursuant to California Code of Civil Procedure Section 1161, and any notice served by mail, shall be deemed served, and the requisite waiting period deemed to begin under said Code of Civil Procedure Section upon mailing (except as may be required under Code of Civil Procedure Section 1161 et seq.), without any additional waiting requirement under Code of Civil Procedure Section 1011 et seq. or by other Law. For purposes of Code of Civil Procedure Section 1162, Tenant’s “place of residence”, “usual place of business”, “the property” and “the place where the property is situated” shall mean and be the Premises, whether or not Tenant has vacated same at the time of service.

(g)            The voluntary or other surrender or termination of this Lease, or a mutual termination or cancellation thereof, shall not work a merger and shall terminate all or any existing assignments, subleases, subtenancies or occupancies permitted by Tenant, except if and as otherwise specified in writing by Landlord.

(h)            No delay or omission in the exercise of any right or remedy of Landlord upon any default by Tenant, and no exercise by Landlord of its rights pursuant to Section 25.16 to perform any duty which Tenant fails timely to perform, shall impair any right or remedy or be construed as a waiver. No provision of this Lease shall be deemed waived by Landlord unless such waiver is in writing signed by Landlord. The waiver by Landlord of any breach of any provision of this Lease shall not be deemed a waiver of any subsequent breach of the same or any other provision of this Lease.

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11.3          ATTORNEY’S FEES

In the event any party brings any suit or other proceeding with respect to the subject matter or enforcement of this Lease, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover attorneys’ fees, expenses and costs of investigation as actually incurred, including court costs, expert witness fees, costs and expenses of investigation, and all attorneys’ fees, costs and expenses in any such suit or proceeding (including in any action or participation in or in connection with any case or proceeding under the Bankruptcy Code, 11 United States Code Sections 101 et seq. (the “Bankruptcy Code”), or any successor statutes, in establishing or enforcing the right to indemnification, in appellate proceedings, or in connection with the enforcement or collection of any judgment obtained in any such suit or proceeding).

11.4          BANKRUPTCY

The following provisions shall apply in the event of the bankruptcy or insolvency of Tenant:

(a)            In connection with any proceeding under Chapter 7 of the Bankruptcy Code where the trustee of Tenant elects to assume this Lease for the purposes of assigning it, such election or assignment, may only be made upon compliance with the provisions of (b) and (c) below, which conditions Landlord and Tenant acknowledge to be commercially reasonable. In the event the trustee elects to reject this Lease, then Landlord shall immediately be entitled to possession of the Premises without further obligation to Tenant or the trustee.

(b)            Any election to assume this Lease under Chapter 11 or 13 of the Bankruptcy Code by Tenant as debtor-in-possession or by Tenant’s trustee (the “Electing Party”) must provide for:

The Electing Party to cure or provide to Landlord adequate assurance that it will cure all monetary defaults under this Lease within fifteen (15) days from the date of assumption, and that it will cure all nonmonetary defaults under this Lease within thirty (30) days from the date of assumption. Landlord and Tenant acknowledge such condition to be commercially reasonable.

(c)            If the Electing Party has assumed this Lease or elects to assign Tenant’s interest under this Lease to any other person, such interest may be assigned only if the intended assignee has provided adequate assurance of future performance (as herein defined), of all of the obligations imposed on Tenant under this Lease.

For the purposes hereof, “adequate assurance of future performance” means that Landlord has ascertained that each of the following conditions has been satisfied:

(i)            The assignee has submitted a current financial statement, certified by its chief financial officer, which shows a net worth and working capital in amounts sufficient to assure the future performance by the assignee of Tenant’s obligations under this Lease; and

(ii)           Landlord has obtained consents or waivers from any third parties that may be required under a lease, mortgage, financing arrangement, or other agreement by which Landlord is bound, to enable Landlord to permit such assignment.

(d)            Landlord’s acceptance of rent or any other payment from any trustee, receiver, assignee, person, or other entity will not be deemed to have waived, or waive, the requirement of Landlord’s consent, Landlord’s right to terminate this Lease for any transfer of Tenant’s interest under this Lease without such consent, or Landlord’s claim for any amount of Rent due from Tenant.

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11.5          LANDLORD’S DEFAULT

Landlord shall be in default hereunder in the event Landlord has not commenced and pursued with reasonable diligence the cure of any failure of Landlord to meet its obligations hereunder within thirty (30) days after the receipt by Landlord of written notice from Tenant of the alleged failure to perform. Failure to provide the requisite notice and cure period by Tenant under this paragraph shall be an absolute defense by Landlord against any claims for failure to perform any of its obligations. In no event shall Tenant have the right to terminate or rescind this Lease as a result of Landlord’s default as to any covenant or agreement contained in this Lease. Tenant hereby waives such remedies of termination and rescission and hereby agrees that Tenant’s remedies for default hereunder and for breach of any promise or inducement shall be limited to a suit for damages and/or injunction. In addition, Tenant hereby covenants that, prior to the exercise of any such remedies, it will give any Mortgagee notice and a reasonable time to cure any default by Landlord (as specified in Section 23.2 below).

Article 12
SURRENDER OF PREMISES

12.1            IN GENERAL

Upon the Termination Date, Tenant shall surrender and vacate the Premises immediately and deliver possession thereof to Landlord in a clean, good and tenantable condition, ordinary wear and tear excepted, and any damage from casualty and condemnation, and damage caused by Landlord, shall be governed by the provisions of this Lease dealing specifically therewith. Tenant shall deliver to Landlord all keys to the Premises. All improvements in and to the Premises, including any Tenant Alterations (collectively, “Leasehold Improvements”) shall remain upon the Premises at the end of the Term without compensation to Tenant. Landlord, however, by written notice to Tenant at least 30 days prior to the Termination Date, may require Tenant, at its expense, to remove (a) any Cable, and (b) any Tenant Additions that, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard laboratory and office improvements (collectively referred to as “Required Removables”). Required Removables may include, without limitation, internal stairways, raised floors, personal baths and showers, vaults, rolling file systems and structural alterations and modifications. The designated Required Removables shall be removed by Tenant before the Termination Date. Tenant’s removal and disposal of items pursuant to this Section 12.1 must comply with the Project’s Sustainability Practices and Tenant is strongly encouraged to comply with the applicable Green Building Standards. Tenant shall repair damage caused by the installation or removal of Required Removables. If Tenant fails to perform its obligations in a timely manner, Landlord may perform such work at Tenant’s expense. In the event possession of the Premises is not delivered to Landlord when required hereunder, or if Tenant shall fail to remove those items described above, Landlord may (but shall not be obligated to), at Tenant’s expense, remove any of such property and store, sell or otherwise deal with such property, and undertake, at Tenant’s expense, such restoration work as Landlord deems necessary or advisable. Notwithstanding anything in this Section 12.1 to the contrary, failure by Tenant to strictly comply with the provisions of this Section 12.1 with respect to any Required Removables that are required to be removed from the Premises by Tenant hereunder shall constitute a failure of Tenant to validly surrender the Premises.

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12.2          LANDLORD’S RIGHTS

All property which may be removed from the Premises by Landlord shall be conclusively presumed to have been abandoned by Tenant and Landlord may deal with such property as provided in Section 11.2(b), including the waiver and indemnity obligations provided in that Section. Tenant shall also reimburse Landlord for all costs and expenses incurred by Landlord in removing any Tenant Additions and in restoring the Premises to the condition required by this Lease.

Article 13
HOLDING OVER

In the event that Tenant holds over in possession of the Premises after the Termination Date, for each month or partial month Tenant holds over possession of the Premises, Tenant shall pay Landlord 150% of the monthly Rent payable for the month immediately preceding the holding over (including 100% of any applicable Rent Adjustments or increases to Rent Adjustments which Landlord may reasonably estimate). Tenant shall also pay all damages, including consequential damages, sustained by Landlord by reason of such holding over. The provisions of this Article shall not constitute a waiver by Landlord of any re-entry rights of Landlord, and Tenant’s continued occupancy of the Premises shall be as a tenancy in sufferance.

Article 14
DAMAGE BY FIRE OR OTHER CASUALTY

14.1          SUBSTANTIAL UNTENANTABILITY

(a)            If any fire or other casualty (whether insured or uninsured) renders all or a substantial portion of the Premises or the Building untenantable, Landlord shall, with reasonable promptness after the occurrence of such damage, estimate the length of time that will be required to substantially complete the repair and restoration and shall, by notice advise Tenant of such estimate (“Landlord’s Notice”). If Landlord estimates that the amount of time required to substantially complete such repair and restoration will exceed three hundred sixty-five (365) days from the date such damage occurred, then Landlord, or Tenant if all or a substantial portion of the Premises is rendered untenantable, shall have the right to terminate this Lease as of the date of such damage by delivering written notice to the other at any time within twenty (20) days after delivery of Landlord’s Notice, provided that if Landlord so chooses, Landlord’s Notice may also constitute such notice of termination.

(b)            Unless this Lease is terminated as provided in the preceding subparagraph, Landlord shall proceed with reasonable promptness to repair and restore the Premises to its condition as existed prior to such casualty, subject to reasonable delays for insurance adjustments and Force Majeure delays, and also subject to zoning Laws and building codes then in effect. Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease if such repairs and restoration are not in fact completed within the time period estimated by Landlord so long as Landlord shall proceed with reasonable diligence to complete such repairs and restoration.

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(c)            Tenant acknowledges that Landlord shall be entitled to the full proceeds of any insurance coverage, whether carried by Landlord or Tenant, for damages to the Premises, except for those proceeds of Tenant’s insurance for its own personal property and equipment which would be removable by Tenant at the Termination Date. All such insurance proceeds shall be payable to Landlord whether or not the Premises are to be repaired and restored; provided, however, if this Lease is not terminated and the parties proceed to repair and restore Tenant Additions at Tenant’s cost, to the extent Landlord received proceeds of Tenant’s insurance covering Tenant Additions, such proceeds shall be applied to reimburse Tenant for its cost of repairing and restoring Tenant Additions.

(d)            Notwithstanding anything to the contrary herein set forth: (i) Landlord shall have no duty pursuant to this Section to repair or restore any portion of any Tenant Additions or to expend for any repair or restoration of the Premises or Building in amounts in excess of insurance proceeds paid to Landlord and available for repair or restoration; and (ii) Tenant shall not have the right to terminate this Lease pursuant to this Section if any damage or destruction was caused by the act or neglect of Tenant, its agent or employees. Whether or not this Lease is terminated pursuant to this Article 14, in no event shall Tenant be entitled to any compensation or damages for loss of the use of the whole or any part of the Premises or for any inconvenience or annoyance occasioned by any such damage, destruction, rebuilding or restoration of the Premises or the Building or access thereto.

(e)            Any repair or restoration of the Premises performed by Tenant shall be in accordance with the provisions of Article 9 hereof.

14.2         INSUBSTANTIAL UNTENANTABILITY

If the Premises or the Building is damaged by a casualty but neither is rendered substantially untenantable and Landlord estimates that the time to substantially complete the repair or restoration will not exceed three hundred sixty-five (365) days from the date such damage occurred, then Landlord shall proceed to repair and restore the Building or the Premises other than Tenant Additions, with reasonable promptness, unless such damage is to the Premises and occurs during the last six (6) months of the Term, in which event either Tenant or Landlord shall have the right to terminate this Lease as of the date of such casualty by giving written notice thereof to the other within twenty (20) days after the date of such casualty. Notwithstanding the aforesaid, Landlord’s obligation to repair shall be limited in accordance with the provisions of Section 14.1 above.

14.3         RENT ABATEMENT

Except for the negligence or willful act of Tenant or its agents, employees, contractors or invitees, if all or any part of the Premises are rendered untenantable by fire or other casualty and this Lease is not terminated, Monthly Base Rent and Rent Adjustments shall abate for that part of the Premises which is untenantable on a per diem basis from the date of the casualty until Landlord has Substantially Completed the repair and restoration work in the Premises which it is required to perform, provided, that as a result of such casualty, Tenant does not occupy the portion of the Premises which is untenantable during such period.

14.4         WAIVER OF STATUTORY REMEDIES

The provisions of this Lease, including this Article 14, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, the Premises or the Property or any part of either, and any Law, including Sections 1932(2), 1933(4), 1941 and 1942 of the California Civil Code, with respect to any rights or obligations concerning damage or destruction shall have no application to this Lease or to any damage to or destruction of all or any part of the Premises or the Property or any part of either, and are hereby waived.

Article 15
EMINENT DOMAIN

15.1         TAKING OF WHOLE OR SUBSTANTIAL PART

In the event the whole or any substantial part of the Building or of the Premises is taken or condemned by any competent authority for any public use or purpose (including a deed given in lieu of condemnation) and is thereby rendered untenantable, this Lease shall terminate as of the date title vests in such authority, and Monthly Base Rent and Rent Adjustments shall be apportioned as of the Termination Date. Notwithstanding anything to the contrary herein set forth, in the event the taking is temporary (for less than the remaining Term of this Lease), Landlord may elect either (i) to terminate this Lease or (ii) permit Tenant to receive the entire award attributable to the Premises in which case Tenant shall continue to pay Rent and this Lease shall not terminate.

15.2         TAKING OF PART

In the event a part of the Building or the Premises is taken or condemned by any competent authority (or a deed is delivered in lieu of condemnation) and this Lease is not terminated, this Lease shall be amended to reduce or increase, as the case may be, the Monthly Base Rent and Tenant’s Share to reflect the Rentable Area of the Premises or Building, as the case may be, remaining after any such taking or condemnation. Landlord, upon receipt and to the extent of the award in condemnation (or proceeds of sale) shall make necessary repairs and restorations to the Premises (exclusive of Tenant Additions) and to the Building to the extent necessary to constitute the portion of the Building not so taken or condemned as a complete architectural and economically efficient unit. Notwithstanding the foregoing, if as a result of any taking, or a governmental order that the grade of any street or alley adjacent to the Building is to be changed and such taking or change of grade makes it necessary or desirable to substantially remodel or restore the Building or prevents the economical operation of the Building, Landlord shall have the right to terminate this Lease upon ninety (90) days prior written notice to Tenant.

15.3         COMPENSATION

Landlord shall be entitled to receive the entire award (or sale proceeds) from any such taking, condemnation or sale without any payment to Tenant, and Tenant hereby assigns to Landlord, Tenant’s interest, if any, in such award; provided, however, Tenant shall have the right separately to pursue against the condemning authority a separate award in respect of the loss, if any, to Tenant Additions paid for by Tenant without any credit or allowance from Landlord so long as there is no diminution of Landlord’s award as a result.

Article 16
INSURANCE

16.1         TENANT’S INSURANCE

Tenant, at Tenant’s expense, agrees to maintain in force, with a company or companies acceptable to Landlord, during the Term: (a) Commercial General Liability Insurance on a primary basis and without any right of contribution from any insurance carried by Landlord covering the Premises on an occurrence basis against all claims for personal injury, bodily injury, death and property damage, including contractual liability covering the indemnification provisions in this Lease, and such insurance shall be for such limits that are reasonably required by Landlord from time to time but not less than a combined single limit (each occurrence and in the aggregate) of Five Million and No/100 Dollars ($5,000,000.00) (which limit may be achieved through use of umbrella coverage); (b) Workers’ Compensation and Employers’ Liability Insurance to the extent required by and in accordance with the Laws of the State of California; (c) “All Risks” property insurance in an amount adequate to cover the full replacement cost of all Tenant Additions, equipment, installations, fixtures and contents of the Premises in the event of loss from water damage, earthquake sprinkler leakage, and such other risks as Landlord may designate from time to time; (d) in the event a motor vehicle is to be used by Tenant in connection with its business operation from the Premises, Comprehensive Automobile Liability Insurance coverage with limits of not less than One Million and No/100 Dollars ($1,000,000.00) combined single limit coverage against bodily injury liability and property damage liability arising out of the use by or on behalf of Tenant, its agents and employees in connection with this Lease, of any owned, non-owned or hired motor vehicles; and (e) such other insurance or coverages as Landlord reasonably requires.

16.2         FORM OF POLICIES

Each policy referred to in Section 16.1 shall satisfy the following requirements: (i) the Commercial General Liability policy shall name Landlord and the Indemnitees as additional insureds, (ii) the “All-Risks” property insurance policy shall name Landlord and the Indemnitees as loss payees, (iii) each policy shall be issued by one or more responsible insurance companies licensed to do business in the State of California reasonably satisfactory to Landlord, (iv) where applicable, each policy shall provide for deductible amounts satisfactory to Landlord and not permit co-insurance, and (v) each policy of “All-Risks” property insurance shall provide that the policy shall not be invalidated should the insured waive in writing prior to a loss, any or all rights of recovery against any other party for losses covered by such policies. Tenant shall deliver to Landlord, certificates of insurance (and at Landlord’s request, copies of all policies and renewals thereof to be maintained by Tenant hereunder), prior to Tenant’s entry into the Premises and prior to the expiration date of each policy. Additionally, Tenant shall provide Landlord written notice of any cancellation or amendment of any such insurance within two (2) business days following Tenant’s knowledge of the same. If Tenant fails to carry the insurance required under this Article 16 or fails to provide certificates of renewal as and when required hereunder, Landlord may, but shall not be obligated to acquire such insurance on Tenant’s behalf or Tenant’s sole cost and expense.

16.3         LANDLORD’S INSURANCE

Landlord agrees to purchase and keep in full force and effect during the Term hereof, including any extensions or renewals thereof, insurance under policies issued by insurers of recognized responsibility, qualified to do business in the State of California on the Building in amounts sufficient to cover 80% of the replacement cost thereof, insuring against fire and such other risks as may be included in standard forms of all risk coverage insurance reasonably available from time to time (which requirement may be achieved through use of a single insurance policy covering multiple buildings owned by Landlord and affiliates of Landlord). Landlord agrees to maintain in force during the Term, Commercial General Liability Insurance covering the Building on an occurrence basis against all claims for personal injury, bodily injury, death, and property damage. Such insurance shall be for a combined single limit (each occurrence and in the aggregate) of not less than Five Million and No/100 Dollars ($5,000,000.00) (which limit may be achieved through use of umbrella coverage). Neither Landlord’s obligation to carry such insurance nor the carrying of such insurance shall be deemed to be an indemnity by Landlord with respect to any claim, liability, loss, cost or expense due, in whole or in part, to Tenant’s negligent acts or omissions or willful misconduct. Without obligation to do so, Landlord may, in its sole discretion from time to time, carry insurance in amounts greater and/or for coverage additional to the coverage and amounts set forth above.

16.4         WAIVER OF SUBROGATION

(a)            Landlord agrees that, if obtainable at no, or minimal, additional cost, and so long as the same is permitted under the laws of the State of California, it will include in its “All Risks” policies appropriate clauses pursuant to which the insurance companies (i) waive all right of subrogation against Tenant with respect to losses payable under such policies and/or (ii) agree that such policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policies.

(b)            Tenant agrees to include, if obtainable at no, or minimal, additional cost, and so long as the same is permitted under the laws of the State of California, in its “All Risks” insurance policy or policies on Tenant Additions, whether or not removable, and on Tenant’s furniture, furnishings, fixtures and other property removable by Tenant under the provisions of this Lease, appropriate clauses pursuant to which the insurance company or companies (i) waive the right of subrogation against Landlord and/or any tenant of space in the Building with respect to losses payable under such policy or policies and/or (ii) agree that such policy or policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policy or policies. If Tenant is unable to obtain in such policy or policies either of the clauses described in the preceding sentence, Tenant shall, if legally possible and without necessitating a change in insurance carriers, have Landlord named in such policy or policies as an additional insured. If Landlord shall be named as an additional insured in accordance with the foregoing, Landlord agrees to endorse promptly to the order of Tenant, without recourse, any check, draft, or order for the payment of money representing the proceeds of any such policy or representing any other payment growing out of or connected with said policies, and Landlord does hereby irrevocably waive any and all rights in and to such proceeds and payments.

(c)            Provided that Landlord’s right of full recovery under its policy or policies aforesaid is not adversely affected or prejudiced thereby, Landlord hereby waives any and all right of recovery which it might otherwise have against Tenant, its servants, agents and employees, for loss or damage occurring to the Real Property and the fixtures, appurtenances and equipment therein, to the extent the same is covered by Landlord’s insurance, notwithstanding that such loss or damage may result from the negligence or fault of Tenant, its servants, agents or employees. Provided that Tenant’s right of full recovery under its aforesaid policy or policies is not adversely affected or prejudiced thereby, Tenant hereby waives any and all right of recovery which it might otherwise have against Landlord, its servants, and employees and against every other tenant of the Real Property who shall have executed a similar waiver as set forth in this Section 16.4(c) for loss or damage to Tenant Additions, whether or not removable, and to Tenant’s furniture, furnishings, fixtures and other property removable by Tenant under the provisions hereof to the extent the same is coverable by Tenant’s insurance required under this Lease, notwithstanding that such loss or damage may result from the negligence or fault of Landlord, its servants, agents or employees, or such other tenant and the servants, agents or employees thereof.

(d)            Landlord and Tenant hereby agree to advise the other promptly if the clauses to be included in their respective insurance policies pursuant to subparagraphs (a) and (b) above cannot be obtained on the terms hereinbefore provided. Landlord and Tenant hereby also agree to notify the other promptly of any cancellation or change of the terms of any such policy that would affect such clauses.

16.5         NOTICE OF CASUALTY

Tenant shall give Landlord notice in case of a fire or accident in the Premises promptly after Tenant is aware of such event.

Article 17
WAIVER OF CLAIMS AND INDEMNITY

17.1         WAIVER OF CLAIMS

To the extent permitted by Law, Tenant hereby releases the Indemnitees from, and waives all claims for, damage to person or property sustained by Tenant or any occupant of the Premises or the Property resulting directly or indirectly from any existing or future condition, defect, matter or thing in and about the Premises or the Property or any part of either or any equipment or appurtenance therein, or resulting from any accident in or about the Premises or the Property, or resulting directly or indirectly from any act or neglect of any tenant or occupant of the Property or of any other person, including Landlord’s agents and servants, except to the extent caused by the gross negligence or willful and wrongful act of any of the Indemnitees. To the extent permitted by Law, Tenant hereby waives any consequential damages, compensation or claims for inconvenience or loss of business, rents, or profits as a result of such injury or damage, whether or not caused by the gross negligence or willful and wrongful act of any of the Indemnitees. If any such damage, whether to the Premises or the Property or any part of either, or whether to Landlord or to other tenants in the Property, results from any act or neglect of Tenant, its employees, servants, agents, contractors, invitees or customers, Tenant shall be liable therefor and Landlord may, at Landlord’s option, repair such damage and Tenant shall, upon demand by Landlord, as payment of additional Rent hereunder, reimburse Landlord within ten (10) days after demand for the total cost of such repairs, in excess of amounts, if any, paid to Landlord under insurance covering such damages. Tenant shall not be liable for any such damage caused by its acts or neglect if Landlord or a tenant has recovered the full amount of the damage from proceeds of insurance policies and the insurance company has waived its right of subrogation against Tenant.

17.2         INDEMNITY

To the extent permitted by Law, Tenant hereby indemnifies, and agrees to protect, defend and hold the Indemnitees harmless, against any and all actions, claims, demands, liability, costs and expenses, including attorneys’ fees and expenses for the defense thereof, arising from Tenant’s occupancy of the Premises, from the undertaking of any Tenant Additions or repairs to the Premises, from the conduct of Tenant’s business on the Premises, or from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease, or from any willful act or negligence of Tenant, its agents, contractors, servants, employees, customers or invitees, in or about the Premises or the Property or any part of either. In case of any action or proceeding brought against the Indemnitees by reason of any such claim, upon notice from Landlord, Tenant covenants to defend such action or proceeding by counsel chosen by Landlord, in Landlord’s sole discretion. Landlord reserves the right to settle, compromise or dispose of any and all actions, claims and demands related to the foregoing indemnity. The foregoing indemnity shall not operate to relieve Indemnitees of liability to the extent such liability is caused by the willful and wrongful act of Indemnitees. Further, the foregoing indemnity is subject to and shall not diminish any waivers in effect in accordance with Section 16.4 by Landlord or its insurers to the extent of amounts, if any, paid to Landlord under its “All Risks” property insurance. This Article 17 shall survive the expiration or earlier termination of this Lease.

17.3         WAIVER OF CONSEQUENTIAL DAMAGES

To the extent permitted by law, Tenant hereby waives and releases the Indemnitees from any consequential damages, compensation or claims for inconvenience or loss of business, rents or profits as a result of any injury or damage, whether or not caused by the willful and wrongful act of any of the Indemnitees.

Article 18
RULES AND REGULATIONS

18.1         RULES

Tenant agrees for itself and for its subtenants, employees, agents, and invitees to comply with the rules and regulations listed on Exhibit C-2 attached hereto and with all reasonable modifications and additions thereto which Landlord may make from time to time.

18.2         ENFORCEMENT

Nothing in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the rules and regulations as set forth on Exhibit C-2 or as hereafter adopted, or the terms, covenants or conditions of any other lease as against any other tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, visitors or licensees. Landlord shall use reasonable efforts to enforce the rules and regulations of the Project in a uniform and non-discriminatory manner.

Article 19
LANDLORD’S RESERVED RIGHTS

Landlord shall have the following rights exercisable without notice to Tenant and without liability to Tenant for damage or injury to persons, property or business and without being deemed an eviction or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for offset or abatement of Rent: (1) to change the Building’s name or street address upon thirty (30) days’ prior written notice to Tenant; (2) to install, affix and maintain all signs on the exterior and/or interior of the Building; (3) to designate and/or approve prior to installation, all types of signs, window shades, blinds, drapes, awnings or other similar items, and all internal lighting that may be visible from the exterior of the Premises; (4) upon reasonable notice to Tenant, to display the Premises to prospective purchasers and lenders at reasonable hours at any time during the Term and to prospective tenants at reasonable hours during the last twelve (12) months of the Term; (5) to grant to any party the exclusive right to conduct any business or render any service in or to the Building, provided such exclusive right shall not operate to prohibit Tenant from using the Premises for the purpose permitted hereunder; (6) to change the arrangement and/or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, washrooms or public portions of the Building, and to close entrances, doors, corridors, elevators or other facilities, provided that such action shall not materially and adversely interfere with Tenant’s access to the Premises or the Building; (7) to have access for Landlord and other tenants of the Building to any mail chutes and boxes located in or on the Premises as required by any applicable rules of the United States Post Office; and (8) to close the Building after Standard Operating Hours, except that Tenant and its employees and invitees shall be entitled to admission at all times, under such regulations as Landlord prescribes for security purposes.

Article 20
ESTOPPEL CERTIFICATE

20.1         IN GENERAL

Within ten (10) days after request therefor by Landlord, Mortgagee or any prospective mortgagee or owner, Tenant agrees as directed in such request to execute the proposed form of estoppel certificate (an “Estoppel Certificate”) (which may require that such instrument be notarized), binding upon Tenant, certifying (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, a description of such modifications and that this Lease as modified is in full force and effect); (ii) the dates to which Rent has been paid; (iii) that Tenant is in the possession of the Premises if that is the case; (iv) that Landlord is not in default under this Lease, or, if Tenant believes Landlord is in default, the nature thereof in detail; (v) that Tenant has no offsets or defenses to the performance of its obligations under this Lease (or if Tenant believes there are any offsets or defenses, a full and complete explanation thereof); (vi) that the Premises have been completed in accordance with the terms and provisions hereof or the Workletter, that Tenant has accepted the Premises and the condition thereof and of all improvements thereto and has no claims against Landlord or any other party with respect thereto; (vii) that if an assignment of rents or leases has been served upon Tenant by a Mortgagee, Tenant will acknowledge receipt thereof and agree to be bound by the provisions thereof; (viii) that Tenant will give to the Mortgagee copies of all notices required or permitted to be given by Tenant to Landlord; and (ix) to any other information reasonably requested.

20.2         ENFORCEMENT

In the event that Tenant fails to timely deliver an Estoppel Certificate, then such failure shall be a Default for which there shall be no cure or grace period. In addition to any other remedy available to Landlord, Landlord may impose a charge equal to $500.00 for each day that Tenant fails to deliver an Estoppel Certificate; and (i) Tenant shall be bound to, and deemed to have irrevocably agreed to, the accuracy and truthfulness of the Estoppel Certificate delivered to Tenant, and (ii) Landlord, and any third party receiving such form of Estoppel Certificate, including a Mortgagee or purchaser, may rely upon the accuracy and truthfulness thereof.

Article 21
RELOCATION OF TENANT

[Intentionally omitted.]

Article 22
REAL ESTATE BROKERS

Tenant represents that, except for the broker(s) listed in Section 1.1, Tenant has not dealt with any real estate broker, sales person, or finder in connection with this Lease, and no such person initiated or participated in the negotiation of this Lease, or showed the Premises to Tenant. Tenant hereby agrees to indemnify, protect, defend and hold Landlord and the Indemnitees, harmless from and against any and all liabilities and claims for commissions and fees arising out of a breach of the foregoing representation, as well as from any claim or claims for any commission or fee by any broker or other party claiming to represent Tenant in connection with any future extensions or renewals of the Term. Landlord agrees to pay any commission to which the brokers listed in Section 1.1 are entitled in connection with this Lease pursuant to Landlord’s written agreement with such broker.

Article 23
MORTGAGEE PROTECTION

23.1         SUBORDINATION AND ATTORNMENT

This Lease is and shall be expressly subject and subordinate at all times to (i) any ground or underlying lease of the Real Property, now or hereafter existing, and all amendments, extensions, renewals and modifications to any such lease, and (ii) the lien of any mortgage or trust deed now or hereafter encumbering fee title to the Real Property and/or the leasehold estate under any such lease, and all amendments, extensions, renewals, replacements and modifications of such mortgage or trust deed and/or the obligation secured thereby, unless such ground lease or ground lessor, or mortgage, trust deed or Mortgagee, expressly provides or elects that this Lease shall be superior to such lease or mortgage or trust deed. If any such mortgage or trust deed is foreclosed (including any sale of the Real Property pursuant to a power of sale), or if any such lease is terminated, upon request of the Mortgagee or ground lessor, as the case may be, Tenant shall attorn to the purchaser at the foreclosure sale or to the ground lessor under such lease, as the case may be, provided, however, that such purchaser or ground lessor shall not be (i) bound by any payment of Rent for more than one month in advance except payments in the nature of security for the performance by Tenant of its obligations under this Lease; (ii) subject to any offset, defense or damages arising out of a default of any obligations of any preceding Landlord; or (iii) bound by any amendment or modification of this Lease made without the written consent of the Mortgagee or ground lessor; or (iv) liable for any security deposits not actually received in cash by such purchaser or ground lessor. This subordination shall be self-operative and no further certificate or instrument of subordination need be required by any such Mortgagee or ground lessor. In confirmation of such subordination, however, Tenant shall execute promptly any reasonable certificate or instrument that Landlord, Mortgagee or ground lessor may request. Tenant hereby constitutes Landlord as Tenant’s attorney-in-fact to execute such certificate or instrument for and on behalf of Tenant upon Tenant’s failure to do so within fifteen (15) days after a request to do so. Upon request by such successor in interest, Tenant shall execute and deliver reasonable instruments confirming the attornment provided for herein. The terms of this paragraph shall survive any termination of this Lease by reason of foreclosure.

23.2         MORTGAGEE PROTECTION

Tenant agrees to give any Mortgagee or ground lessor, by registered or certified mail, a copy of any notice of default served upon Landlord by Tenant, provided that prior to such notice Tenant has received notice (by way of service on Tenant of a copy of an assignment of rents and leases, or otherwise) of the address of such Mortgagee or ground lessor. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the Mortgagee or ground lessor shall have an additional thirty (30) days after receipt of notice thereof within which to cure such default or if such default cannot be cured within that time, then such additional notice time as may be necessary, if, within such thirty (30) days, any Mortgagee or ground lessor has commenced and is diligently pursuing the remedies necessary to cure such default (including commencement of foreclosure proceedings or other proceedings to acquire possession of the Real Property, if necessary to effect such cure). Such period of time shall be extended by any period within which such Mortgagee or ground lessor is prevented from commencing or pursuing such foreclosure proceedings or other proceedings to acquire possession of the Real Property by reason of Landlord’s bankruptcy. Until the time allowed as aforesaid for Mortgagee or ground lessor to cure such defaults has expired without cure, Tenant shall have no right to, and shall not, terminate this Lease on account of default. This Lease may not be modified or amended so as to reduce the Rent or shorten the Term, or so as to adversely affect in any other respect to any material extent the rights of Landlord, nor shall this Lease be canceled or surrendered, without the prior written consent, in each instance, of the ground lessor or the Mortgagee.

Article 24
NOTICES

(a)            All notices, demands or requests provided for or permitted to be given pursuant to this Lease must be in writing and shall be personally delivered, sent by Federal Express or other reputable overnight courier service, or mailed by first class, registered or certified United States mail, return receipt requested, postage prepaid.

(b)            All notices, demands or requests to be sent pursuant to this Lease shall be deemed to have been properly given or served by delivering or sending the same in accordance with this Section, addressed to the parties hereto at their respective addresses listed in Section 1.1.

(c)            Notices, demands or requests sent by mail or overnight courier service as described above shall be effective upon deposit in the mail or with such courier service. However, except with respect to a notice given under Code of Civil Procedure Section 1161 et seq., the time period in which a response to any such notice, demand or request must be given shall commence to run from (i) in the case of delivery by mail, the date of receipt on the return receipt of the notice, demand or request by the addressee thereof, or (ii) in the case of delivery by Federal Express or other overnight courier service, the date of acceptance of delivery by an employee, officer, director or partner of Landlord or Tenant. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given, as indicated by advice from Federal Express or other overnight courier service or by mail return receipt, shall be deemed to be receipt of notice, demand or request sent. Notices may also be served by personal service upon any officer, director or partner of Landlord or Tenant, and shall be effective upon such service.

(d)            By giving to the other party at least thirty (30) days written notice thereof, either party shall have the right from time to time during the term of this Lease to change their respective addresses for notices, statements, demands and requests, provided such new address shall be within the United States of America.

Article 25
FURNITURE, FIXTURES AND EQUIPMENT

During the Term, at no charge to Tenant, Tenant shall be permitted to use the existing office and laboratory furniture, fixtures and equipment located in the Phase I or Phase II Premises (as applicable) as of the Phase I or Phase II Commencement Date (as applicable), and as described in more particular detail in Exhibit E attached hereto (the “FF&E”). Tenant shall accept the FF&E in its current “AS-IS” condition and “WITH ALL FAULTS”. Landlord specifically disclaims all express or implied warranties regarding the existence or condition of, such FF&E, including without limitation the implied warranties of merchantability and suitability for a particular purpose. For purposes of documenting the current condition of the FF&E, Tenant and Landlord shall, prior to the Phase I Commencement Date, as to the Phase I Premises, and prior to the Phase II Commencement Date, as to the Phase II Premises, conduct a joint walk-through of the Premises in order to inventory items of damage or disrepair in the FF&E. No item of the FF&E shall be removed from the Premises without Landlord’s prior written consent; provided, however, not more than once during the Term, Tenant may request in writing that Landlord remove certain portions of the original FF&E, upon which removal the remaining FF&E shall be considered the “FF&E” under this Lease. Landlord and Tenant may enter into a reasonable form of letter agreement or other documentation evidencing such remaining FF&E. In addition, not withstanding anything herein to the contrary, Tenant may elect, via a written notice delivered to Landlord not later than sixty (60) days following the Phase II Commencement Date, to offer to purchase all or a portion of the remaining FF&E (the “Proposed Purchased FF&E”), and if Landlord and Tenant agree upon the price for such Proposed Purchased FF&E, then following any such purchase, any portion of the Proposed Purchased FF&E that is actually purchased by Tenant shall be referred to in this Article 25 as the “Purchased FF&E”, and Tenant will have no remaining obligations to Landlord to manage, repair or replace any portion of the Purchased FF&E. Upon such agreement, the parties shall enter into a commercially reasonable bill of sale for such Purchased FF&E, and Landlord shall assign, transfer and convey to Tenant all of Landlord’s right, title and interest in and to the Purchased FF&E on an “as is, where is” basis. Landlord represents and warrants that it has the legal right and ownership to the FF&E and has the legal ability to transfer the ownership thereof to Tenant. Tenant shall use the FF&E only for the purposes for which such FF&E is intended and, subject to the terms of this Article 25 with respect to Purchased FF&E, if Tenant does not elect to purchase all of the FF&E pursuant to this Article 25, then Tenant shall be responsible for the proper maintenance, care and repair of the remaining unpurchased FF&E (the “Unpurchased FF&E”), at Tenant’s sole cost and expense. On or about the date of expiration of the Term, provided that Tenant did not exercise its right to acquire all of the FF&E, the parties shall once again conduct a walk-through of the Premises to catalog any items of damage, disrepair, misuse or loss among the Unpurchased FF&E (reasonable wear and tear excepted), and Tenant shall be responsible, at Tenant’s sole cost and expense, for curing any such items (including, with respect to loss, replacing any lost item with a substantially similar new item reasonably acceptable to Landlord). If Tenant does not elect to purchase all of the FF&E pursuant to this Article 25, then Tenant shall not modify, reconfigure or relocate any of the Unpurchased FF&E except with the advanced written permission of Landlord, and any work of modifying any of the Unpurchased FF&E (including, without limitation, changing the configuration of, “breaking down” or reassembly of cubicles or other modular furniture, if any) shall be performed at Tenant’s sole cost using Landlord’s specified vendors or an alternate vendor approved in writing by Landlord (such approval to be granted or withheld on Landlord’s good faith discretion, based upon Landlord’s assessment of factors which include, without limitation, whether the performance by such vendor will void applicable warranties for such furniture and whether such vendor is sufficiently experienced in the design of such furniture). If Tenant does elect to purchase any of the FF&E, then Tenant shall remove the Purchased FF&E upon the expiration or earlier termination of the Term in accordance with Article 12 above. Notwithstanding anything herein to the contrary, in no event shall Tenant have any duty or obligation to replace any Unpurchased FF&E that does not have a useful life extending beyond the Term.

Article 26
MISCELLANEOUS

26.1         LATE CHARGES

(a)            All payments required hereunder (other than the Monthly Base Rent, Rent Adjustments, and Rent Adjustment Deposits, which shall be due as hereinbefore provided) to Landlord shall be paid within ten (10) business days after Landlord’s demand therefor. All such amounts (including Monthly Base Rent, Rent Adjustments, and Rent Adjustment Deposits) not paid when due shall bear interest from the date due until the date paid at the Default Rate in effect on the date such payment was due.

(b)            In the event Tenant is more than five (5) business days late in paying any installment of Rent due under this Lease, Tenant shall pay Landlord a late charge equal to five percent (5%) of the delinquent installment of Rent. The parties agree that (i) such delinquency will cause Landlord to incur costs and expenses not contemplated herein, the exact amount of which will be difficult to calculate, including the cost and expense that will be incurred by Landlord in processing each delinquent payment of rent by Tenant, (ii) the amount of such late charge represents a reasonable estimate of such costs and expenses and that such late charge shall be paid to Landlord for each delinquent payment in addition to all Rent otherwise due hereunder. The parties further agree that the payment of late charges and the payment of interest provided for in subparagraph (a) above are distinct and separate from one another in that the payment of interest is to compensate Landlord for its inability to use the money improperly withheld by Tenant, while the payment of late charges is to compensate Landlord for its additional administrative expenses in handling and processing delinquent payments.

(c)            Payment of interest at the Default Rate and/or of late charges shall not excuse or cure any default by Tenant under this Lease, nor shall the foregoing provisions of this Article or any such payments prevent Landlord from exercising any right or remedy available to Landlord upon Tenant’s failure to pay Rent when due, including the right to terminate this Lease.

26.2         NO JURY TRIAL; VENUE; JURISDICTION

To the fullest extent permitted by Laws, each party hereto (which includes any assignee, successor, heir or personal representative of a party) shall not seek a jury trial, hereby waives trial by jury, and hereby further waives any objection to venue in the County in which the Project is located, and agrees and consents to personal jurisdiction of the courts of the State of California, in any action or proceeding or counterclaim brought by any party hereto against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or any claim of injury or damage, or the enforcement of any remedy under any statute, emergency or otherwise, whether any of the foregoing is based on this Lease or on tort law. No party will seek to consolidate any such action in which a jury has been waived with any other action in which a jury trial cannot or has not been waived. It is the intention of the parties that these provisions shall be subject to no exceptions. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

26.3         NO DISCRIMINATION

Tenant agrees for Tenant and Tenant’s heirs, executors, administrators, successors and assigns and all persons claiming under or through Tenant, and this Lease is made and accepted upon and subject to the following conditions: that there shall be no discrimination against or segregation of any person or group of persons on account of race, color, creed, religion, sex, marital status, national origin or ancestry (whether in the leasing, subleasing, transferring, use, occupancy, tenure or enjoyment of the Premises or otherwise) nor shall Tenant or any person claiming under or through Tenant establish or permit any such practice or practices of discrimination or segregation with reference to the use or occupancy of the Premises by Tenant or any person claiming through or under Tenant.

26.4         FINANCIAL STATEMENTS

Within ten (10) days after written request from Landlord from time to time during the Term, Tenant shall provide Landlord with current financial statements setting forth Tenant’s financial condition and net worth for the most recent quarter, including balance sheets and statements of profits and losses. Such statements shall be prepared by an independent accountant and certified by Tenant’s president, chief executive officer or chief financial officer. Landlord shall keep such financial information confidential and shall only disclose such information to Landlord’s lenders, consultants, purchasers or investors, or other agents (who shall be subject to the same confidentiality obligations) on a need to know basis in connection with the administration of this Lease.

26.5         OPTION

This Lease shall not become effective as a lease or otherwise until executed and delivered by both Landlord and Tenant. The submission of this Lease to Tenant does not constitute a reservation of or option for the Premises, but when executed by Tenant and delivered to Landlord, this Lease shall constitute an irrevocable offer by Tenant in effect for fifteen (15) days to lease the Premises on the terms and conditions herein contained.

26.6         TENANT AUTHORITY

Tenant represents and warrants to Landlord that it has full authority and power to enter into and perform its obligations under this Lease, that the person executing this Lease is fully empowered to do so, and that no consent or authorization is necessary from any third party. Landlord may request that Tenant provide Landlord evidence of Tenant’s authority.

26.7         ENTIRE AGREEMENT

This Lease, the Exhibits, and Riders attached hereto contain the entire agreement between Landlord and Tenant concerning the Premises and there are no other agreements, either oral or written, and no other representations or statements, either oral or written, on which Tenant has relied. This Lease shall not be modified except by a writing executed by Landlord and Tenant.

26.8         MODIFICATION OF LEASE FOR BENEFIT OF MORTGAGEE

If Mortgagee of Landlord requires a modification of this Lease which shall not result in any increased cost or expense to Tenant or in any other substantial and adverse change in the rights and obligations of Tenant hereunder, then Tenant agrees that this Lease may be so modified.

26.9         EXCULPATION

Tenant agrees, on its behalf and on behalf of its successors and assigns, that any liability or obligation under this Lease shall only be enforced against Landlord’s equity interest in the Property up to a maximum of Five Million Dollars ($5,000,000.00) and in no event against any other assets of Landlord, or Landlord’s members, officers, directors or partners, and that any liability of Landlord with respect to this Lease shall be so limited and Tenant shall not be entitled to any judgment in excess of such amount. Notwithstanding anything to the contrary contained herein, in no event shall Landlord be liable to Tenant for consequential, punitive or special damages with respect to this Lease.

26.10       ACCORD AND SATISFACTION

No payment by Tenant or receipt by Landlord of a lesser amount than any installment or payment of Rent due shall be deemed to be other than on account of the amount due, and no endorsement or statement on any check or any letter accompanying any check or payment of Rent shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or payment of Rent or pursue any other remedies available to Landlord. No receipt of money by Landlord from Tenant after the termination of this Lease or Tenant’s right of possession of the Premises shall reinstate, continue or extend the Term. Receipt or acceptance of payment from anyone other than Tenant, including an assignee of Tenant, is not a waiver of any breach of Article 10, and Landlord may accept such payment on account of the amount due without prejudice to Landlord’s right to pursue any remedies available to Landlord.

26.11       LANDLORD’S OBLIGATIONS ON SALE OF BUILDING

In the event of any sale or other transfer of the Building, Landlord shall be entirely freed and relieved of all agreements and obligations of Landlord hereunder accruing or to be performed after the date of such sale or transfer, and any remaining liability of Landlord with respect to this Lease shall be limited to the dollar amount specified in Section 25.9 and Tenant shall not be entitled to any judgment in excess of such amount. Landlord shall have the right to assign this Lease to an entity comprised of the principals of Landlord or any Landlord Affiliate. Upon such assignment and assumption of the obligations of Landlord hereunder, Landlord shall be entirely freed and relieved of all obligations hereunder.

26.12       BINDING EFFECT

Subject to the provisions of Article 10, this Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, legal representatives, successors and permitted assigns.

26.13       CAPTIONS

The Article and Section captions in this Lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of such Articles and Sections.

26.14       TIME; APPLICABLE LAW; CONSTRUCTION

Time is of the essence of this Lease and each and all of its provisions. This Lease shall be construed in accordance with the Laws of the State of California. If more than one person signs this Lease as Tenant, the obligations hereunder imposed shall be joint and several. If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each item, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by Law. Wherever the term “including” or “includes” is used in this Lease, it shall have the same meaning as if followed by the phrase “but not limited to”. The language in all parts of this Lease shall be construed according to its normal and usual meaning and not strictly for or against either Landlord or Tenant.

26.15       ABANDONMENT

In the event Tenant vacates or abandons the Premises but is otherwise in compliance with all the terms, covenants and conditions of this Lease, Landlord shall (i) have the right to enter into the Premises in order to show the space to prospective tenants, (ii) have the right to reduce the services provided to Tenant pursuant to the terms of this Lease to such levels as Landlord reasonably determines to be adequate services for an unoccupied premises, and (iii) during the last six (6) months of the Term, have the right to prepare the Premises for occupancy by another tenant upon the end of the Term. Tenant expressly acknowledges that in the absence of written notice pursuant to Section 11.2(b) or pursuant to California Civil Code Section 1951.3 terminating Tenant’s right to possession, none of the foregoing acts of Landlord or any other act of Landlord shall constitute a termination of Tenant’s right to possession or an acceptance of Tenant’s surrender of the Premises, and this Lease shall continue in effect.

26.16       LANDLORD’S RIGHT TO PERFORM TENANT’S DUTIES

If Tenant fails timely to perform any of its duties under this Lease, Landlord shall have the right (but not the obligation), to perform such duty on behalf and at the expense of Tenant without prior notice to Tenant, and all sums expended or expenses incurred by Landlord in performing such duty shall be deemed to be additional Rent under this Lease and shall be due and payable upon demand by Landlord.

26.17       SECURITY SYSTEM

Landlord, in its sole and absolute discretion, shall install certain card key access and video camera systems respecting certain main entry points of the Building. Subject to the foregoing, Landlord shall not be obligated to provide or maintain any security patrol or security system. Landlord shall not be responsible for the quality of any such patrol or system which may be provided hereunder or for damage or injury to Tenant, its employees, invitees or others due to the failure, action or inaction of such patrol or system.

26.18       NO LIGHT, AIR OR VIEW EASEMENTS

Any diminution or shutting off of light, air or view by any structure which may be erected on lands of or adjacent to the Project shall in no way affect this Lease or impose any liability on Landlord.

26.19       RECORDATION

Neither this Lease, nor any notice nor memorandum regarding the terms hereof, shall be recorded by Tenant. Any such unauthorized recording shall be a Default for which there shall be no cure or grace period. Tenant agrees to execute and acknowledge, at the request of Landlord, a memorandum of this Lease, in recordable form.

26.20       SURVIVAL

The waivers of the right of jury trial, the other waivers of claims or rights, the releases and the obligations of Tenant under this Lease to indemnify, protect, defend and hold harmless Landlord and/or Indemnitees shall survive the expiration or termination of this Lease, and so shall all other obligations or agreements which by their terms survive expiration or termination of this Lease.

26.21       OFAC

(a)            Tenant hereby represents, warrants and covenants to Landlord, either that (i) Tenant is regulated by the SEC, FINRA or the Federal Reserve (a “Regulated Entity”) or (ii) neither Tenant nor any person or entity that directly or indirectly (A) controls Tenant or (B) has an ownership interest in Tenant of twenty-five percent (25%) or more, appears on the list of Specially Designated Nationals and Blocked Persons (“OFAC List”) published by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury.

(b)            Tenant covenants that during the term of this Lease to provide to Landlord information reasonably requested by Landlord including without limitation, organizational structural charts and organizational documents which Landlord may deem to be necessary (“Tenant OFAC Information”) in order for Landlord to confirm Tenant’s continuing compliance with the provisions of this Article. Tenant represents and warrants that the Tenant OFAC Information it has provided or to be provided to Landlord or Landlord’s Broker in connection with the execution of this Lease is true and complete.

(c)            Landlord advises Tenant hereby that the purpose of this Section is to provide to Landlord information and assurances to enable Landlord to comply with the Laws relating to OFAC.

(d)            Tenant acknowledges that the breach of any of the representations, warranties and/or covenants by Tenant under this Section 25.21 shall be an immediate Default under this Lease.

26.22       INSPECTION BY A CASP IN ACCORDANCE WITH CIVIL CODE SECTION 1938.

Landlord discloses that to Landlord’s knowledge, neither the Building nor the Premises have undergone inspection by a Certified Access Specialist. Furthermore, pursuant to Section 1938 of the California Civil Code, Landlord notifies Tenant of the following: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although California state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of any such CASp inspection, the payment of the costs and fees for the CASp inspection and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises.” Tenant agrees that (a) Tenant may, at its option and at its sole cost, cause a CASp to inspect the Premises and determine whether the Premises complies with all of the applicable construction-related accessibility standards under California law, (b) the parties shall mutually coordinate and reasonably approve of the timing of any such CASp inspection so that Landlord may, at its option, have a representative present during such inspection, and (c) Tenant shall be solely responsible for the cost of any repairs necessary to correct violations of construction-related accessibility standards within the Premises and Building identified by any such CASp inspection, any and all such alterations and repairs within the Premises to be performed by Tenant shall be subject to Landlord’s consent and in accordance with this Lease. Landlord and Tenant hereby agree that if Tenant elects to perform a CASp inspection of the Premises, Tenant will provide written notice to Landlord, and Landlord may elect, in Landlord’s sole discretion, to retain a CASp to perform the inspection. If Landlord does not so elect, the time and manner of the CASp inspection is subject to the prior written approval of Landlord. In either event, the payment of the fee for the CASp inspection shall be borne by Tenant.

26.23       COUNTERPARTS

This Lease may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. Telecopied signatures or signatures transmitted by electronic mail in so-called “pdf” format or via DocuSign or similar electronic means, may be used in place of original signatures on this Lease. Landlord and Tenant intend to be bound by the signatures on the telecopied or e-mailed document, are aware that the other party will rely on the telecopied or e-mailed signatures, and hereby waive any defenses to the enforcement of the terms of this Lease based on such telecopied or e-mailed signatures. Promptly following request by either party, the other party shall provide the requesting party with original signatures on this Lease.

26.24       EXHIBITS AND RIDERS

All exhibits, riders and/or addenda referred to in this Lease as an exhibit, rider, or addenda hereto, or attached hereto, are hereby incorporated into and made a part of this Lease.

[Signatures on Following Page]

IN WITNESS WHEREOF, this Lease has been executed as of the date set forth in Section 1.1 hereof.

TENANT:	LANDLORD:

LIGAND PHARMACEUTICALS INCORPORATED, a Delaware corporation	EMERY STATION OFFICE II, LLC, California limited liability company

By:	Emery Station Associates II, LLC, its Managing Member

By:	/s/ Matthew W. Foehr	By:	Wareham-NZL, LLC, its Managing Member

Name:	Matthew W. Foehr

Its:	President/COO	By:	/s/ Richard K. Robbins
Richard K. Robbins
Its Manager

By:	/s/ Charles Berkman

Name:	Charles Berkman

Its:	SVP, General Counsel, and Secretary

RIDER 1

COMMENCEMENT DATE AGREEMENT

________________, LLC, a ___________ limited liability company (“Landlord”), and                              , a                  (“Tenant”), have entered into a certain Office/Laboratory Lease dated as of                        , 20__ (the “Lease”).

WHEREAS, Landlord and Tenant wish to confirm and memorialize the Commencement Date, the Rent Commencement Date and Expiration Date of the Lease as provided for in Section 2.2 of the Lease;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and in the Lease, Landlord and Tenant agree as follows:

1.             Unless otherwise defined herein, all capitalized terms shall have the same meaning ascribed to them in the Lease.

2.             The Phase I Commencement Date (as defined in the Lease) of the Lease is ___________, 20__.

3.             The Phase II Commencement Date (as defined in the Lease) of the Lease is ___________, 20__.

4.             The Phase I Rent Commencement Date (as defined in the Lease) of the Lease is ___________, 20__.

5.             The Phase II Rent Commencement Date (as defined in the Lease) of the Lease is ___________, 20__.

6.             The Expiration Date (as defined in the Lease) of the Lease is ___________, 20__.

7.             The Extended Expiration Date under the Crystal Bio Lease (as defined in the ________ Amendment to the Crystal Bio Lease) is __________, 20__.

8.             Tenant hereby confirms the following:

(a)           That it has accepted possession of the Premises pursuant to the terms of the Lease;

(b)           That the Landlord Work is Substantially Complete; and

(c)           That the Lease is in full force and effect.

9.             Except as expressly modified hereby, all terms and provisions of the Lease are hereby ratified and confirmed and shall remain in full force and effect and binding on the parties hereto.

10.           The Lease and this Commencement Date Agreement contain all of the terms, covenants, conditions and agreements between Landlord and Tenant relating to the subject matter herein. No prior other agreements or understandings pertaining to such matters are valid or of any force and effect.

Rider 1-1

TENANT:		LANDLORD:
	,	________________ LLC,
a		a ________ limited liability company

By:	By:

Print Name:	Richard K. Robbins

Its:	Managing Member

By:	[INSERT CORRECT SIGNATURE BLOCK FOR PROPERTY]

Print Name:

Its:

Rider 1-2